Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CLUE OPCO LLC,
a Delaware limited liability company
Dated as of September 9, 2026
THE SECURITIES REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

TABLE OF CONTENTS
ARTICLE I
Definitions
ARTICLE II

Organizational Matters
i

Exhibits

Exhibit A —	Form of Joinder Agreement
Exhibit B —	Officers

Annexes

Annex A —	Series C Standard Provisions for Series C Preferred Units

v

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CLUE OPCO LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, this “Agreement”), of Clue Opco LLC, a Delaware limited liability company (the “Company”), is entered into effective as of the Effective Time, by its Members (subject to their delivery to Parent, the Company or Exchange Agent (as defined in the Merger Agreement) of a duly executed Letter of Transmittal (as defined in the Merger Agreement), if applicable), including Central State Logistics, Inc., an Illinois corporation (together with its successors and permitted assigns, “Holdco”), Clue Parent Merger Sub LLC, a Delaware limited liability company (together with its successors and permitted assigns that execute Joinders to this Agreement, “Parent Merger Sub”) and Forward Air Corporation, a Delaware corporation (together with its successors and permitted assigns, “Parent”).
RECITALS
Capitalized terms used in these recitals without definition have the meanings set forth in Article I.
WHEREAS the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act by the filing of the initial Certificate with the Secretary of State of the State of Delaware on August 9, 2023 (the “Formation Date”), and the entering into of the Limited Liability Company Agreement of the Company by Parent, as the sole member, effective as of August 10, 2023 (the “Original Agreement”);
WHEREAS Parent, the Company, Omni Newco LLC, a Delaware limited liability company, and the other parties thereto entered into the Agreement and Plan of Merger dated as of August 10, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which the Company will issue Units to Parent, Parent Merger Sub and certain other Persons who are or will become Members;
WHEREAS the transactions pursuant to the Merger Agreement were consummated at the Closing on January 25, 2024, at which time, pursuant to the terms and conditions of the Merger Agreement, the Original Agreement was replaced by the terms and conditions set forth in Exhibit C to the Merger Agreement (the “Existing Agreement Term Sheet”) and Units were issued to Parent, Parent Merger Sub and certain other persons provided in the Merger Agreement;
WHEREAS since the Closing, the Series C-1 Preferred Units and Series C-2 Preferred Units (each as defined in the Existing Agreement Term Sheet) have been converted in accordance with their terms into Class A Units, and Class B Units and Parent Series B Preferred Units, respectively (the “Conversion”);
WHEREAS Parent and the other Parties (as defined under the Merger Agreement) desire to memorialize the Existing Agreement Term Sheet in this Agreement, subject to reflecting the Conversion and consequently not including the Series C Preferred from the Existing Agreement Term Sheet.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:
ARTICLE I

Definitions
The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.
“Action” means any litigation, suit, claim, action, proceeding or investigation.
“Additional Member” has the meaning set forth in Section 12.02.
“Adjusted Capital Account Deficit” means, with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:
(a)    reduced for any items described in Treasury Regulations Section 1.704- 1(b)(2)(ii)(d)(4), (5) and (6); and
(b)    increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704- 2(g)(1) and 1.704-2(i) (relating to minimum gain).
“Admission Date” has the meaning set forth in Section 10.05.
“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided, however, that (a) a Member shall not be deemed to be an Affiliate of any other Member solely by reason of being a Member, (b) Parent and its Subsidiaries shall be deemed not to be Affiliates of any other Member for any reason under this Agreement, (c) portfolio companies in which any Member or any of its Affiliates has an investment (whether as debt or equity) shall be deemed not to be an Affiliate of such Member so long as such portfolio company or any of its directors, officers, employees or other Representatives (i) have not been directed or encouraged by such Member or its Affiliates or Representatives to take any actions that would otherwise be prohibited by such Member or its Affiliates or Representatives under this Agreement and (ii) has not been provided with any Confidential Information by the Members or their respective Affiliates or Representatives and (d) any co-investment vehicle or affiliated investment fund controlled by any Member or any of its Affiliates shall be deemed to be an Affiliate of such Member. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management and policies (whether through ownership of voting securities, in the capacity as a sole or managing member, by contract or other agreement or otherwise).

“Agreement” has the meaning set forth in the preamble to this Agreement.
“Appraisers” has the meaning set forth in Section 15.02.
“Assignee” means a Person to whom a Company Interest has been Transferred in accordance with this Agreement but who has not been admitted as a Member pursuant to Article XII.
“BBA Audit Rules” has the meaning set forth in Section 9.03(a).
“beneficial owner” or “beneficially own” or “beneficial ownership” or “beneficial interest” and words of similar import have the meaning assigned to such terms in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement and a Person’s beneficial ownership of Equity Securities shall be calculated in accordance with the provisions of such Rule; provided, however, that for the avoidance of doubt (a) ownership of Parent Series C Preferred Units or Series C-2 Preferred Units shall be deemed for purposes of this Agreement to represent, on an as converted or exchanged basis, without duplication, beneficial ownership of Parent Common Stock into which such shares or units are ultimately convertible or exchangeable (including, without duplication, in the case of the Series C-2 Preferred Units, following conversion into Class B Units pursuant to this Agreement, but for the determination of beneficial ownership, not into any Parent Series B Preferred Units) (disregarding for this purpose any limitations or restrictions on conversion or exchange), (b) for purposes of the foregoing clause (a), Series C-2 Preferred Units that are held by Management Holdings shall be deemed held by the members of Management Holdings, among them in accordance with their respective entitlement to exchange their units in Management Holdings for such Series C-2 Preferred Units, (c) Parent Series B Preferred Units held by Management Holdings shall be deemed held by the members of Management Holdings, among them in accordance with their respective entitlement to exchange their units in Management Holdings for Class B Units and (d) Units and units in Management Holdings (other than Series C-2 Preferred Units) shall not be included in making any such calculation of beneficial ownership of Parent except as described in clauses (b) – (c) of this definition.
“Black-Out Period” means any “black-out” or similar period under Parent’s policies covering trading in Parent’s securities to which the applicable Exchanging Member is subject, which period restricts the ability of such Exchanging Member to immediately resell shares of Parent Common Stock or Parent Series C Preferred Units to be delivered to such Exchanging Member in connection with a Share Settlement. For purposes of this definition, an Exchanging Member shall include any Member whose Exchanged Units are acquired by Parent in an Exchange.
“Book Value” means, with respect to any Company property, the Company’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g).
“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.
“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof (including Section 3.01(a)). For purposes of any required income tax reporting with respect to a Revaluation following the date hereof, each Member’s Capital Contributions shall be adjusted in good faith by the Manager so as to equal such Member’s current claim on the Company’s equity, as calculated based on the applicable closing date trading price of Parent Common Stock (and in the case of a contribution and revaluation in connection with the exercise of Parent’s rights to acquire additional Class A Units pursuant to Section 3.02(g) hereof, treating any excess of such closing date trading price over the Parent Common Stock Trading Price as an intangible asset) and such Member’s right to distributions under Section 4.01.
“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the Exchanged Units Equivalent.
“Certificate” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act, as such Certificate has been or may be amended, restated or amended and restated or otherwise modified from time to time in accordance with the Delaware Act.
“Change of Control Transaction” means (a) a transaction in which a Person, the Members or any Group acquires, directly or indirectly, (i) 50% or more of the Voting Securities of Parent, other than a transaction pursuant to which holders of Voting Securities of Parent immediately prior to the transaction own, directly or indirectly, 50% or more of the Voting Securities of Parent or any successor, surviving entity or direct or indirect parent of Parent immediately following the transaction or (ii) properties or assets constituting 50% or more of the consolidated assets of Parent and its Subsidiaries or (b) in any case not covered by clause (a), a transaction in which (i) Parent issues Equity Securities representing 50% or more of its total voting power, including by way of merger or other business combination with Parent or any of its Subsidiaries or (ii) Parent engages in a merger or other business combination such that the holders of Voting Securities of Parent immediately prior to the transaction do not own more than 50% of the Voting Securities of Parent or any successor, surviving entity or direct or indirect parent immediately following the transaction.
“Class A Units” means the Units designated as “Class A” Units pursuant to this Agreement.
“Class B Units” means the Units designated as “Class B” Units pursuant to this Agreement.
“Closing” has the meaning set forth in the Merger Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended. Unless the context requires otherwise, any reference herein to a specific section of the Code shall be deemed to include any corresponding provisions of future Law as in effect for the relevant taxable period.
“Common Units” means the Units that are designated as “Common” Units pursuant to this Agreement and includes, as of the Effective Time, the Class A Units and the Class B Units.
“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means, with respect to any Member or Assignee, such Member’s or Assignee’s, as applicable, entire limited liability company interest in the Company, including such Member’s or Assignee’s, as applicable, share of the profits and losses of the Company and such Member’s or Assignee’s right to receive distributions of the Company’s assets.
“Confidential Information” has the meaning set forth in Section 16.02(a).
“Conversion Approval” has the meaning set forth in the Merger Agreement. The Conversion Approval occurred on June 3, 2024.
“Credit Agreement” means the Credit Agreement, dated as of December 19, 2023, by and among GN LOANCO, LLC, a Delaware limited liability company; Citibank, N.A. as administrative agent and collateral agent; and certain other parties thereto.
“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as it may be amended from time to time, and any successor thereto.
“Disregarded Shares” has the meaning set forth in Section 3.03(a).
“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential Distribution of cash pursuant to Section 4.01(a), Section 4.01(b) or Section 4.01(c), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable terms of the Credit Agreement).
“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to the Members or any exchange of securities of the Company, and any dividend or subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Section 731, Section 732 or Section 733 or other applicable provisions of the Code.
“Effective Time” has the meaning set forth in Section 16.15.
“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for restrictions arising under applicable securities Laws.
“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by Parent, in each case, in respect of Parent Common Stock and for the benefit of employees and other service providers of Parent or any of its Subsidiaries.
“Equity Securities” means

(a) with respect to the Company or any of its Subsidiaries, (i) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the terms of this Agreement, including rights, powers and duties senior to existing classes and series of Units and other equity interests in the Company or any Subsidiary of the Company) and any other rights that give the holder thereof any economic interest of a nature accruing to the holders of Units, (ii) any other securities or interests (including evidences of indebtedness) convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company and (iii) any options, warrants, convertible or exchangeable securities, unit-based performance units or other rights to acquire Units or other equity interests in the Company or any Subsidiary of the Company;
(b) with respect to Parent, (i) any preferred shares, common shares or other Voting Securities of Parent or other corporate stock of Parent (including, for the avoidance of doubt, the Parent Series B Preferred Units and the Parent Series C Preferred Units and any Units ultimately convertible or exchangeable for or into equity securities of Parent) (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the board of directors of Parent from time to time) and any other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Capital Stock, (ii) any other securities or interests (including evidences of indebtedness) convertible or exchangeable into preferred shares, common shares or other Voting Securities of Parent or other corporate stock of Parent and (iii) any options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire preferred shares, common shares or other Voting Securities of Parent or other corporate stock of Parent; and
(c) with respect to Management Holdings or any of its Subsidiaries, (i) units or other equity interests in Management Holdings or any Subsidiary of Management Holdings (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the terms of the Limited Liability Company Agreement of Management Holdings) and any other rights that give the holder thereof any economic interest of a nature accruing to the holders of units or other equity interests in Management Holdings or any Subsidiary of Management Holdings, (ii) any other securities or interests (including evidences of indebtedness) convertible or exchangeable into units or other equity interests in Management Holdings or any Subsidiary of Management Holdings and (iii) any options, warrants, convertible or exchangeable securities, unit-based performance units or other rights to acquire units or other equity interests in Management Holdings or any Subsidiary of Management Holdings.
“Equivalent Parent Security” has the meaning set forth in Section 3.02(f).
“Event of Withdrawal” means the bankruptcy (as set forth in Sections 18-101(1) and Section 18-304 of the Delaware Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or Section 338 of the Code or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
“Exchange” has the meaning set forth in Section 11.01(a).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.
“Exchange Date” has the meaning set forth in Section 11.01(a).
“Exchange Notice” has the meaning set forth in Section 11.01(a).
“Exchange Right” has the meaning set forth in Section 11.01(a).
“Exchanged Units” has the meaning set forth in Section 11.01(a).
“Exchanged Units Equivalent” means the product (rounded to the nearest cent) of (a) the number of shares of Parent Common Stock determined in accordance with clause (a) of the definition the Share Settlement and (b) the Parent Common Stock Exchange Trading Price.
“Exchanging Member” has the meaning set forth in Section 11.01(a).
“Excluded Unit” means, at any time, any Unit that is prohibited at such time from an Exchange by the terms of any agreement (including, to the extent then applicable, the Investor Rights Agreement and the Shareholders Agreements) between the holder of such Unit and Parent or any of its Affiliates (including the Company and the other Parent Parties).
“Fair Market Value” has the meaning set forth in Section 15.01.
“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.
“Formation Date” has the meaning set forth in the recitals to this Agreement.
“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction, or any national securities exchange or national quotation system on which securities issued by Parent or any of its Subsidiaries are listed or quoted.
“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Units that would be required if the Company is subject to Section 13, 14 or 15(d) of the Exchange Act, Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Holdco” has the meaning set forth in the recitals to this Agreement.
“Indemnified Person” has the meaning set forth in Section 6.09(a).
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an affiliate of Parent and has not provided material services to Parent or its Subsidiaries in the last three years prior to the date of appointment.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.
“Investor Rights Agreement” has the meaning set forth in the Merger Agreement.
“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.
“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.
“Losses” means items of Company loss or deduction determined according to Section 5.01(b).
“Majority of Class A Members” means the Members holding a majority of the number of Class A Units then outstanding.
“Majority of Class B and Series C-2 Preferred” means the Members (other than the Parent Parties) holding a majority of the number of Class B Units and Series C-2 Preferred Units then outstanding (voting together as a single class, on an as-converted basis assuming the conversion as of such time of all Series C-2 Preferred Units into Class B Units in accordance with the terms and conditions of the Series C-2 Preferred Units (assuming for this purpose the Conversion Approval were obtained and the conversion had occurred immediately prior to such time)).
“Management Holdings” means Omni Management Holdings, LLC.
“Manager” means Parent as the sole “manager” of the Company as of the Effective Time, and includes any replacement or successor thereto designated pursuant to Section 6.03 or Section 6.04, respectively, in its capacity as a manager of the Company. The Manager shall be, and hereby is, designated as a “manager” within the meaning of Section 18-101(12) of the Delaware Act.
“Member” means, as of any date of determination, (a) each Person admitted as a member of the Company pursuant to Section 3.01 and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, in each case, in such Person’s capacity as a member of the Company and only so long as such Person is shown on the Company’s books and records, including the Schedules of Members, as the owner of one or more Units.
“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2) and determined pursuant to Treasury Regulations Section 1.704-2(d).
“Net Loss” means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03).
“Net Profit” means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 5.03).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
“Officer” has the meaning set forth in Section 6.01(b).
“Original Agreement” has the meaning set forth in the recitals to this Agreement.
“Parent” has the meaning set forth in the recitals to this Agreement.
“Parent Board” means the Board of Directors of Parent.
“Parent Capital Stock” means the Parent Common Stock, the Parent Series B Preferred Units, the Parent Series C Preferred Units and any other class or series of capital stock of Parent authorized in Parent’s Charter.
“Parent Common Stock” means common stock par value $0.01 of Parent.
“Parent Common Stock Exchange Trading Price” means the arithmetic average of the VWAP per share of Parent Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Parent Common Stock trades, for each of the 5 consecutive Trading Days in the period ending on and including the Parent Common Stock Trading Price Reference Date (or if such day is not a Trading Day, the first immediately preceding day that is a Trading Day).
“Parent Common Stock Trading Price” means the arithmetic average of the VWAP per share of Parent Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Parent Common Stock trades, for each of the 20 consecutive Trading Days in the period ending on and including the Parent Common Stock Trading Price Reference Date (or if such day is not a Trading Day, the first immediately preceding day that is a Trading Day).
“Parent Common Stock Trading Price Reference Date” means, with respect to (a) a Capital Contribution, the date such Capital Contribution is made, (b) the Exchanged Units Equivalent, the Trading Day immediately prior to the Exchange Date and (c) any reinvestment pursuant to Section 3.02(g), the date of such reinvestment.
“Parent Merger Sub” has the meaning set forth in the recitals to this Agreement.
“Parent Parties” means, collectively, Parent, Parent Merger Sub and Holdco.

“Parent Series B Preferred Units” means the Series B Preferred Units of Parent (as defined in Parent’s Charter).
“Parent Series C Preferred Units” means the Series C Preferred Units of Parent (as defined in Parent’s Charter).
“Parent’s Charter” means the Restated Charter of Parent as in effect from time to time.
“Partnership Representative” has the meaning set forth in Section 9.03(a).
“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units by the total number of Common Units of all Members at such time (in each case, on an as-converted basis assuming the conversion as of such time of all Series C Preferred Units into Class A Units or Class B Units, as applicable, in accordance with the terms and conditions of the Series C Preferred Units (assuming for this purpose the Conversion Approval were obtained and the conversion had occurred immediately prior to the time of determination of such Percentage Interest)). The Percentage Interest of each Member shall be calculated to the fourth decimal place.
“Permitted Transfer” has the meaning set forth in Section 10.02(a).
“Permitted Transferee” means (a) with respect to any Member that is not a natural person, an Affiliate of such Member or to (direct or indirect) partners, limited liability company members, stockholders or other equity holders of the Member and (b) with respect to any Member who is a natural person: (i) in the event of such Member’s death, such Member’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries, (ii) a trust, the beneficiaries of which include only such Member and the spouse, parents, siblings and descendants (whether natural or adopted) (“Family Members”) of such Member and (iii) any partnerships or limited liability companies where the only partners or members are such Member, such Member’s Family Members or any trust described in clause (b)(ii) of this definition.
“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.
“pro rata”, “according to their interests”, “in proportion to” and other terms with similar meanings, means, when used in the context of a number of Units of the Company relative to other Units, pro rata based upon the number of total Units held by the applicable Member as compared to the total number of Units outstanding (and determined as if all Series C Preferred Units then outstanding were converted into Class A Units or Class B Units, as applicable, immediately prior to such time) and, when used amongst an individual class or series of Units, pro rata based upon the number of such Units held by the applicable Member within such class or series of Units as compared to the total number of Units within such class or series of Units outstanding (provided that, if such referenced class includes multiple classes and includes Series C Preferred Units, then such determination shall be made as if all Series C Preferred Units then outstanding were converted into Class A Units or Class B Units, as applicable, immediately prior to such time).

“Profits” means items of Company income and gain determined according to Section 5.01(b).
“Regulatory Allocations” has the meaning set forth in Section 5.03(g).
“REP” means REP Omni Holdings, L.P., a Delaware limited partnership.
“Representative” means, with respect to a specified Person, any officer, agent, advisor (including legal counsel, accountants and financial advisors) or employee of such Person or any partner, member or shareholder of such Person or any director, officer, employee, partner, affiliate, member, manager, shareholder, assignee or representative of any of the foregoing.
“Retraction Notice” has the meaning set forth in Section 11.01(b).
“Revaluation” means any adjustment to the value of property of the Company in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), (g) and (s).
“Schedules of Members” has the meaning set forth in Section 3.01(b).
“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.
“Series C Preferred Units” means the Series C-1 Preferred Units and Series C-2 Preferred Units.
“Series C-1 Preferred Units” means the Units designated as “Series C-1 Preferred” Units pursuant to this Agreement.
“Series C-2 Preferred Units” means the Units designated as “Series C-2 Preferred” Units pursuant to this Agreement.
“Settlement Method Notice” has the meaning set forth in Section 11.01(b).
“Share Settlement” means (a) with respect to Exchanged Units that are Class B Units, a number of shares of Parent Common Stock equal to the number of such Exchanged Units and (b) with respect to Exchanged Units that are Series C-2 Preferred Units, a number of Parent Series C Preferred Units equal to the number of such Exchanged Units and which have the same Conversion Price and Liquidation Preference (each as defined in Parent’s Charter) as the Series C-2 Preferred Units subject to such Exchange, in the case of each of clause (a) and (b), subject to any adjustments pursuant to the terms of this Agreement.
“Shareholders Agreement” means (a) the Shareholders Agreement dated January 25, 2024, by and among, among others, Parent and Omni Investor Holdings, LLC, a Delaware limited liability company and (b) the Shareholders Agreement dated January 25, 2024, by and among, among others, Parent and (i)

REP Omni Holdings, L.P., a Delaware limited partnership, (ii) REP III B Feeder, L.P., a Delaware limited partnership, (iii) REP III C Feeder, L.P., a Delaware limited partnership, (iv) REP Coinvest III-A Omni, L.P., a Delaware limited partnership, and (v) REP Coinvest III-B Omni, L.P., a Delaware limited partnership, in each case, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or equivalent governing body) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
“Substituted Member” has the meaning set forth in Section 12.01.
“Tax Distribution” has the meaning set forth in Section 4.01(c)(i).
“Tax Rate” means the highest aggregate marginal effective federal, state and local tax rate applicable to income allocated to an individual or corporate taxpayer resident in New York City, New York (determined taking into account, for federal income tax purposes, the character of the applicable income, the deductibility of state and local income taxes subject to any applicable limitations thereon, if any, and the availability of the deduction under Section 250 of the Code).
“Tax Receivable Agreement” means the Tax Receivable Agreement, dated January 25, 2024, by and among Parent, Holdco and the other parties thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Taxable Year” means the Company’s Fiscal Year as set forth in Section 8.02, which, where the context requires, may include a portion of a Taxable Year established by the Company to the extent permitted or required by Section 706 of the Code.
“Trading Day” means a day on which the principal securities exchange on which the Parent Common Stock is traded or quoted is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” means, with respect to any security, any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether voluntarily or by operation of Law, whether in a single transaction or a series of related transactions and whether to a single Person or a Group; provided that in no event shall a

Transfer be deemed to include (a) any Exchange, (b) any conversion of Parent Series C Preferred Units pursuant to Parent’s Charter, (c) the conversion or exchange of Equity Securities pursuant to (and in accordance with) the Limited Liability Company Agreement of Management Holdings, (d) any conversion of Series C Preferred Units pursuant to this Agreement (including Annex A), (e) any transfer to a brokerage account where the Member is the beneficial owner of the brokerage account and of the securities contained therein, (f) any conversion approved pursuant to the Conversion Approval, (g) any disposition of Equity Securities to Parent in connection with equity awards of Parent, or (h) a bona fide lien, security interest, pledge or other similar encumbrance by a Member (other than Parent Parties) or its Affiliates to a nationally or internationally recognized financial institution with assets of not less than $10 billion in connection with a loan until the foreclosure thereon (provided, in the case of this clause (h) that, such Member so making such lien, security interest, pledge or other similar encumbrance shall, as a condition thereto, provide Manager prior written notice with details (including the identity of the proposed transferee and nature of the lien, security interest, pledge or other similar encumbrance) regarding such transaction and a reasonable opportunity to comment (with such comments considered by such Member in good faith) on any public filing, report or announcement made by or on behalf of such Member with respect thereto). The terms “Transferred”, “Transferring”, “Transferor” and “Transferee” have meanings correlative to the foregoing. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) a merger, severance or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).
“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) and as in effect for the relevant taxable period.
“Unit” means a Unit of Company Interest as established pursuant to Section 3.02; provided, however, that any class or series of Units issued shall provide the members of the Company holding such Units with the relative rights, powers and duties in respect of such Units set forth in this Agreement, and the Company Interest provided to the members of the Company holding such class or series of Units, in respect of such Units, shall be determined in accordance with such relative rights, powers and duties. The Members holding Units in a particular class or series of Units shall be treated as a class or series of Members in respect of the relative rights, powers and duties associated with such Units.
“Unvested Corporate Shares” means shares of restricted stock or employee options issued pursuant to an Equity Plan so long as they are (i) not vested (with respect to restricted stock) or (ii) not exercised or net settled (with respect to options), in each case, pursuant to the terms thereof or any award or similar agreement relating thereto.
“Vested Corporate Shares” means the shares of Parent Common Stock issued pursuant to an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Voting Securities” of any Person means securities having the right to vote generally in any election of directors or comparable governing Persons of such Person. The percentage of Voting Securities of any Person owned by any holder or holders shall equal the percentage represented by the quotient of (a) the aggregate voting power of all Voting Securities of such Person beneficially owned by such holder or holders and (b) the aggregate voting power of all outstanding Voting Securities of such Person (including, for each of clause (a) and (b), for such purpose all Parent Series C Preferred Units and Series C-2 Preferred Units on an as-converted or as-exchanged basis notwithstanding any limitations or restrictions on conversion or exchange).
“VWAP” per share of Parent Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Parent) page “FWRD US <equity> VWAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Parent Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by Parent).

ARTICLE II

Organizational Matters
SECTION 2.01.    Formation of Company.
(a)    The Company was formed on the Formation Date pursuant to the provisions of the Delaware Act. Parent is hereby designated as an “authorized person” within the meaning of the Delaware Act. The Manager and each Officer is hereby designated as an “authorized person” within the meaning of the Delaware Act, and each shall continue as a designated “authorized person” within the meaning of the Delaware Act.
(b)    The Company, and the Manager and any Officer, for, in the name of and on behalf of the Company, may perform under and consummate the transactions contemplated by the Merger Agreement, and all documents, agreements, certificates or instruments contemplated thereby or related thereto, all without any further act, vote, approval or consent of any Member or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. The foregoing authorization shall not be deemed a restriction on the Manager or any Officer to enter into any agreements on behalf of the Company otherwise permitted by this Agreement.
SECTION 2.02.    Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the terms of the Delaware Act. The Members hereby agree that during the term of the Company set forth in Section 2.06 the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement, the Certificate and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No term of this Agreement shall be in violation of the Delaware Act and to the extent any term of this Agreement is in violation of the Delaware Act, such term shall be void and of no effect to the extent of such violation without affecting the validity of the other terms of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in the limited liability company agreement” or words of similar effect, the terms of this Agreement shall in each instance control.
SECTION 2.03.    Name. The name of the Company shall be “Clue Opco LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time, which name change shall be effective upon the filing of a Certificate of Amendment of the Certificate or an Amended and Restated Certificate with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name or any other name or names deemed advisable by the Manager.
SECTION 2.04.    Purpose. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act, and engaging in any and all activities necessary or incidental to the foregoing.

SECTION 2.05.    Principal Office; Registered Agent. The principal office of the Company shall be at 3200 Olympus Boulevard, Suite 300, Dallas, Texas 75019 or such other place as the Manager may from time to time designate. The initial registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall be c/o Cogency Global Inc., 850 New Burton Road, Ste. 201, Dover, Kent County, Delaware 19904. The Manager may from time to time change the Company’s registered agent, and the address of such agent, in the State of Delaware, which change in registered agent and address shall be effective upon the filing of a Certificate of Amendment of the Certificate or an Amended and Restated Certificate with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement.
SECTION 2.06.    Term. The term of the Company commenced upon the Formation Date and shall continue in existence until termination of the Company in accordance with the terms of Section 14.02 and the provisions of the Delaware Act.
SECTION 2.07.    No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership or a limited liability partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last three sentences of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. Notwithstanding the foregoing, the Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such tax treatment. The Manager shall not take any action that could reasonably be expected to cause the Company to be treated as a corporation for U.S. federal and, if applicable, state and local income tax purposes.
ARTICLE III

Members; Units; Capitalization
SECTION 3.01.    Members. (a) Each Person (including each Parent Party) that has executed a counterpart signature page to this Agreement or delivers to Parent, the Company or Exchange Agent (as defined in the Merger Agreement) a duly executed Letter of Transmittal (as defined in the Merger Agreement) (even if following the Effective Time) has been admitted as a Member of the Company as of the Effective Time. As of the Effective Time, each such Member was deemed to have made a Capital Contribution to the Company in consideration of the issuance of the number of Units set forth opposite such Member’s name on the Schedules of Members as of the Effective Time.
(b)    The Company shall maintain a separate schedule of Members setting forth: (i) the name and address of each Member, (ii) the aggregate number of outstanding Units and the number and class or series of outstanding Units held by each Member, (iii) the aggregate amount of cash and non-cash Capital Contributions that have been made by the Members with respect to their Units, (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) and (v) the aggregate amount by which the Manager has adjusted such Member’s

Capital Contributions pursuant to the second sentence of the definition thereof (such schedules, the “Schedules of Members”). The Schedules of Members as of the Effective Time is attached hereto.
(c)    To the fullest extent permitted by the Delaware Act or other applicable Law and subject to Sections 3.03, 3.04, 3.09 and 3.10, (i) the Schedules of Members shall be the definitive record of the outstanding Units, the ownership of each outstanding Unit and all relevant information with respect to each Member, (ii) any reference in this Agreement to the Schedules of Members shall be deemed a reference to the Schedules of Members as amended, restated, amended and restated, supplemented or otherwise modified from time to time and (iii) subject to Section 3.01(d)(i), the Company shall be entitled to recognize the exclusive right of a Person registered on a Schedules of Members as the owner of the outstanding Units shown on such Schedules of Members for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof.
(d)    Upon any change in the number or ownership of outstanding Units or a change in Members (whether upon an issuance of Units, a conversion of Units into a different number or class of Units, a reclassification, subdivision, combination, cancellation or other similar event with respect to Units, a Transfer of Units, a repurchase or redemption or an exchange of Units or otherwise), in each case, in accordance with this Agreement, (i) the Schedules of Members shall automatically be deemed (notwithstanding the failure of the Officers to take the action described in clause (ii) below) to be amended or updated to reflect such change and (ii) the Officers shall promptly amend, restate, amend and restate, supplement or otherwise modify the Schedules of Members to reflect such change, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding any other provision to this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(e)    No Member (other than the Parent Parties) shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other terms of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.
(f)    No Member (other than the Parent Parties as and to the extent expressly set forth herein) shall be required to make any additional Capital Contributions without such Member’s consent.
(g)    By execution of this Agreement, each Member that is an individual who is married severally represents that true and completed copies of this Agreement and all documents to be executed by such Member hereunder have been furnished to his or her spouse, represents and warrants to the Company and to the other Members that such spouse has read this Agreement and all related documents applicable to such Member, is familiar with each of their terms, and has agreed to be bound to the obligations of such Member hereunder and thereunder.
(h)    None of the Members or any other Person shall have appraisal rights with respect to any Units, but without limiting the rights in connection with a dispute of Fair Market Value pursuant to and in accordance with Section 15.02.
SECTION 3.02.    Units.

(a)    General: Each Company Interest shall be represented by “Units”. As of the Effective Time, the Units are comprised of Class A Units, Class B Units, Series C-1 Preferred Units and Series C-2 Preferred Units and no Unit shall have voting rights except as expressly provided in this Agreement or expressly required under applicable Law (including the Delaware Act).
(b)    Class A Units: The Class A Units shall be Common Units to be issued to and held solely by the Parent Parties. As of the Effective Time, an unlimited number of Units are authorized for issuance by the Company as Class A Units.
(c)    Class B Units: The Class B Units shall be Common Units to be issued to and held solely by Members other than the Parent Parties. The Class B Units shall, together with the corresponding Parent Series B Preferred Units held in tandem with the Class B Units, entitle the holder thereof to receive shares of Parent Common Stock in an Exchange that is settled in a Share Settlement. As of the Effective Time, an unlimited number of Units are authorized for issuance by the Company as Class B Units.
(d)    Series C-1 Preferred Units: The Series C-1 Preferred Units shall be Units to be issued to and held solely by the Parent Parties. The Series C-1 Preferred Units shall, pursuant to the terms and conditions of Annex A, automatically convert into Class A Units upon receipt of the Conversion Approval. In addition to the rights hereunder, the Series C-1 Preferred Units shall have the applicable terms, rights and protections and conditions set forth in Annex A. In the event of a conflict between this Agreement and Annex A, Annex A shall control. The number of Units authorized for issuance by the Company as Series C-1 Preferred Units at any time shall equal the number of such Series C-1 Preferred Units necessary to maintain the Series C Ratio as of such time.
(e)    Series C-2 Preferred Units: The Series C-2 Preferred Units shall be Units to be issued to and held solely by Members other than the Parent Parties. The Series C-2 Preferred Units shall entitle the holder thereof to receive shares of Parent Series C Preferred Units in an Exchange and, pursuant to the terms and conditions of Annex A, shall automatically convert into Class B Units (and entitle the holder thereof to receive Parent Series B Preferred Units) upon receipt of the Conversion Approval. In addition to the rights hereunder, the Series C-2 Preferred Units shall have the applicable terms, rights and protections and conditions set forth in Annex A. In the event of a conflict between this Agreement and Annex A, Annex A shall control. The number of Units authorized for issuance by the Company as Series C-2 Preferred Units shall equal the number of Series C-2 Preferred Units required to be issued at the Effective Time pursuant to the Merger Agreement.
(f)    To the extent required pursuant to Section 3.03, subject to Section 3.03(g), the Manager may create and issue one or more classes or series of Units solely to the extent they are in the aggregate substantially equivalent to a class of common stock of Parent or class or series of preferred stock of Parent (an “Equivalent Parent Security”), and the Manager shall amend this Agreement as the Manager determines, subject to Section 16.03(b), to provide for one or more such classes or series of Units, all without further act, vote, approval or consent of the Members or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided, however, that as long as there are any Members of the Company other than a Parent Party, then (i) no such new class or series of Units may deprive such other Members of, or dilute or reduce, the pro rata share of all Company Interests they would have received or to which they would have been entitled if such new class or series of Units had not been created except to the extent

(and solely to the extent) the Company actually receives cash in an aggregate amount, or other property or services with a Fair Market Value in an aggregate amount, equal to the pro rata share of Company Interests allocated to such new class or series of Units and the number thereof issued by the Company (provided for the avoidance of doubt, if the Company receives the net proceeds or other consideration (net of expenses) from the issuance of such Equivalent Parent Securities, the condition in this clause (i) shall be deemed satisfied) and (ii) any such new class or series of Units shall, unless issued to Parent or another Subsidiary thereof in connection with the issuance of such Equivalent Parent Security to a third party, be exchangeable pursuant to Article XI for such Equivalent Parent Security.
(g)    Notwithstanding anything contained herein to the contrary, including Section 3.03, in the event that any Parent Party receives (i) a Tax Distribution in excess of its liability for taxes on the taxable income or gain allocated to the Units of such Parent Party (or its beneficial owners) in respect of which such Tax Distribution was made pursuant to Section 4.01(c) or (ii) any refund for taxes that it is entitled to retain pursuant to Section 9.07, Parent shall be entitled to acquire additional Class A Units with an aggregate value (based on the Parent Common Stock Trading Price treating Class A Units as an equivalent number of shares of Parent Common Stock) not exceeding the aggregate amount of such excess Tax Distribution or retained tax refund; provided that Parent shall make a cash Capital Contribution to the Company in exchange for such Class A Units in an amount equal to (A) the number of Class A Units issued multiplied by (B) the relevant Parent Common Stock Trading Price; provided further that there shall be either (X) a corresponding subdivision, split, distribution or similar event with respect to outstanding shares of Parent Common Stock to maintain the Class A Ratio or (Y) a corresponding economically equivalent adjustment to the applicable Share Settlement amounts and other corresponding adjustments to the provisions of this Agreement predicated on a “one-to-one” ratio of Class A Units to Parent Common Stock.
SECTION 3.03.    Parity Protections. (a) The Company, each Parent Party, the Manager, the other Members and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledges and agrees that it is the intention of this Agreement and such Persons to maintain at all times a one-to-one ratio (subject to Section 3.02(g)) between each of (i) the aggregate number of outstanding Class A Units owned directly or indirectly by the Parent Parties and the aggregate number of outstanding shares of Parent Common Stock (the “Class A Ratio”), (ii) the aggregate number of outstanding Class B Units owned directly or indirectly by the Members other than Parent Parties and the aggregate number of outstanding Parent Series B Preferred Units (the “Class B Ratio”) and (iii) the aggregate number of outstanding Series C-1 Preferred Units owned directly or indirectly by the Parent Parties and the aggregate number of outstanding Parent Series C Preferred Units (the “Series C Ratio”), disregarding for purposes of maintaining each such ratio (A) Unvested Corporate Shares, (B) treasury shares, (C) any non-economic voting shares (other than Parent Series B Preferred Units) and (D) preferred stock or other debt or equity securities (including warrants, options or rights) issued by Parent that are convertible into or exercisable or exchangeable (in each case solely prior to such conversion, exercise or exchange) for Parent Common Stock other than Parent Series C Preferred Units (provided the net proceeds from such issuance and such conversion, exercise or exchange thereof, is required to be contributed by Parent to the equity capital of the Company pursuant to this Agreement) (clauses (A), (B), (C) and (D), collectively, the “Disregarded Shares”).

(b)    In the event Parent issues shares of Parent Common Stock, Parent Series B Preferred Units or Parent Series C Preferred Units, transfers or delivers from treasury shares of Parent Common Stock, Parent Series B Preferred Units or Parent Series C Preferred Units or repurchases or redeems shares of Parent Common Stock, Parent Series B Preferred Units or Parent Series C Preferred Units, the Company and Parent shall undertake all necessary actions (including (x) the issuance of corresponding Units in the Company and payments by Parent to the Company for the issuance to Parent of such Units of consideration corresponding to that received by Parent for such Parent Common Stock, Parent Series B Preferred Units or Parent Series C Preferred Units (as applicable) (with any proceeds of such issuances by Parent contributed to the Company (including any proceeds from Equity Securities of Parent convertible into shares of Parent Capital Stock (such as provided in Section 3.03(a)(D)) to the extent attributable to the conversion of such securities into shares of Parent Capital Stock) no later than the date on which such shares of Parent Capital Stock are issued)) or (y) a corresponding redemption of corresponding Units in the Company for the same consideration), such that, after giving effect to all such issuances, transfers or deliveries, repurchases or redemptions, (i) the Class A Ratio shall be maintained, (ii) the Class B Ratio shall be maintained and (iii) the Series C Ratio shall be maintained, in each case, subject to Section 3.02(g) and disregarding, for purposes of maintaining each such ratio, the Disregarded Shares.
(c)    Without limiting Section 3.03(a) or 3.03(b), in the event of (1) issuances of new or additional Equity Securities of Parent, other than Parent Common Stock, Parent Series B Preferred Units and Parent Series C Preferred Units previously addressed through Sections 3.03(a) and 3.03(b) and other than Parent Equity Securities issued consistent with Section 3.09, any proceeds of such issuances by Parent shall be contributed to the Company in exchange for equivalent Equity Securities of the Company which shall have substantially the same rights as the corresponding Equity Securities of Parent (including any proceeds from Equity Securities of Parent convertible into shares of Parent Capital Stock (such as provided in Section 3.03(a)(D)) to the extent attributable to the issuance thereof or the conversion of such securities into shares of Parent Capital Stock) no later than the date on which such shares of Parent Capital Stock are issued) or (2) redemption of Equity Securities of Parent (other than Parent Common Stock, Parent Series B Preferred Units and Parent Series C Preferred Units), redemptions of corresponding Units held by the Parent Parties shall be effected on “back to back” basis for the same price and property and vice versa if any such Units are redeemed. For the avoidance of doubt, any additional Units issued pursuant to this Section 3.03(c) will have substantially the same rights to dividends and distributions (including upon liquidation) and other economic rights as the corresponding Equity Securities of Parent and will only be issued to Parent Parties as contemplated by this Section 3.03(c) and Section 3.02(f).
(d)    Reserved.
(e)    In the event that Parent effects a reclassification, subdivision, split, combination or cancellation of outstanding shares of Parent Common Stock, Parent Series C Preferred Units or other Equity Securities of Parent (including a subdivision effected by Parent declaring and paying a dividend of Parent Common Stock, Parent Series C Preferred Units or other Equity Securities of Parent on outstanding shares of Parent Common Stock, Parent Series C Preferred Units or other Equity Securities of Parent, respectively, but excluding an adjustment solely in connection with clause (X) in the second proviso to Section 3.02(g)) or of Parent Equity Securities issued consistent with to Section 3.09, then the Company shall automatically effect a corresponding reclassification, subdivision, split, combination or cancellation of outstanding shares of the corresponding Units or other corresponding Equity Securities of the Company

(and the other Equity Securities of the Company and Units as contemplated by Section 3.03(f)(ii)), all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(f)    The Company shall not undertake any subdivision (by any split, distribution, reclassification, recapitalization or similar event) or combination (by reverse split, reclassification, recapitalization or similar event) of outstanding Class A Units, Class B Units, Series C-1 Preferred Units or any other Equity Securities of the Company that are not accompanied by an identical, subdivision, split, distribution, reclassification, recapitalization or similar event (i) with respect to outstanding shares of Parent Common Stock, Parent Series B Preferred Units, Parent Series C Preferred Units or other reciprocal Equity Securities of Parent and (ii) with respect to all other then outstanding Equity Securities of the Company so as to preserve the economic equivalency of such other Equity Securities of the Company as in effect immediately prior thereto (with corresponding adjustments to the reciprocal Equity Securities of Parent (without duplication of adjustments made pursuant to the other provisions of this Section 3.03)).
(g)    Notwithstanding anything contained herein to the contrary (but, for the avoidance of doubt, without limiting the conversion of Class B Units to Class A Units and Series C-2 Preferred Units to Series C-1 Preferred Units pursuant to Article XI), the Company, and the Manager (for, in the name of and on behalf of the Company), shall only be permitted to issue additional Units or other Equity Securities, in the Company, to the Persons and on the terms and conditions provided for in Section 3.02(f), Section 3.02(g), this Section 3.03, Section 3.09, Section 3.10 and Annex A. This Section 3.03(g) shall not restrict the Company from causing a Subsidiary of the Company to issue Equity Securities of such Subsidiary.
(h)    Notwithstanding anything to the contrary contained in this Agreement, this Section 3.03 and Section 3.04 shall not apply to the issuance and distribution to holders of shares of Parent Common Stock of rights to purchase equity securities of Parent under a “poison pill” or similar shareholder rights plan (however, upon exchange of Class B Units for Parent Common Stock, such Parent Common Stock will be issued together with corresponding rights under such plan) but shall apply to any issuance of Equity Securities in connection with the conversion, exercise or settlement of such rights.
SECTION 3.04.    Repurchases. (a) Without limiting Section 3.03 (but without duplication thereof), if, at any time, any outstanding shares of Parent Common Stock, Parent Series C Preferred Units or other Equity Securities of Parent (other than Parent Equity Securities issued consistent with Section 3.09 with respect to which no corresponding Units have been issued) are repurchased, redeemed or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by Parent for cash (without duplication in respect of Section 3.04(b)), then a corresponding number of Class A Units, Series C-1 Preferred Units or such corresponding Equity Securities of the Company, as applicable, held by the Parent Parties shall automatically be redeemed for cash at an aggregate redemption price equal to the aggregate purchase, redemption or acquisition price of the shares of Parent Common Stock, Parent Series C Preferred Units or other Equity Securities of Parent being repurchased, redeemed or acquired by Parent (plus any expenses related thereto) and upon such other terms as are the same for the shares Parent Common Stock, Parent Series C Preferred Units or other Equity Securities of Parent being repurchased or redeemed by Parent all without further act, vote, approval or consent of the Members or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and Parent shall surrender any certificates representing such Units so redeemed to the Company duly endorsed in blank.
(b)    Without limiting Section 3.03 (but without duplication thereof), if, at any time, any outstanding Class A Units, Series C-1 Preferred Units or other Equity Securities of the Company held by any Parent Party are repurchased, redeemed or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Company (without duplication in respect of Section 3.04(a)), then a corresponding number of Parent Common Stock, Parent Series C Preferred Units or such corresponding Equity Securities of Parent, as applicable, shall automatically be redeemed for the same consideration as the Class A Units, Series C-1 Preferred Units or other Equity Securities of the Company held by a Parent Party being repurchased, redeemed or acquired and upon such other terms as are the same for the Class A Units, Series C-1 Preferred Units or other Equity Securities of the Company being repurchased or redeemed by the Company all without further act, vote, approval or consent of the shareholders or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and Parent shall surrender and cancel the certificates representing such shares so redeemed. Notwithstanding any provision to the contrary in this Agreement, the Company shall not make any repurchase, redemption or acquisition if such repurchase, redemption or acquisition would violate any applicable Law or the Manager otherwise has notified Parent that the Company does not have funds available for such repurchase, redemption or acquisition.
SECTION 3.05.    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units. (a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more class or series of Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer or any other officer designated by the Manager in writing and represent the number of the class or series of Units held by such holder. Except with respect to each Unit elected to be treated as a “security” as provided in Section 3.05(b), such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the fullest extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any class or series of Unit that is “certificated” pursuant to this Section 3.05(a) as a “security” within the meaning of Article 8 of the Uniform Commercial Code of any applicable jurisdiction unless thereafter all Units then outstanding are represented by one or more certificates.
(b)    If any class or series of Units are “certificated” pursuant to Section 3.05(a), the Manager may elect to treat each Unit as a “security” within the meaning of, and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company shall have “opted-in” to such provisions for the purposes of the Uniform Commercial Code. The Units shall not be considered a “security” for any other purpose unless otherwise expressly provided in this Agreement.

(c)    If the Manager authorizes the Company to issue “certificates” with respect to a class or series of Units pursuant to Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then the Company shall maintain books for the purpose of registering the transfer of such class a series of Units (which books and records may be a Schedules of Members) and, notwithstanding anything in this Agreement to the contrary, the transfer of any Unit of such class or series shall require the delivery of an endorsed certificate or lost stock affidavit (in each case in a form reasonably acceptable to the Manager) and any transfer of any Unit of such class or series shall not be deemed effective until the transfer is registered in the books and records of the Company (which books and records may be a Schedules of Members). If the Manager authorizes the Company to issue certificates as provided in Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then a Unit of the relevant class or series shall be represented by a certificate in the form provided by the Manager that contains substantially the following legend: “THE TRANSFER OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY IS RESTRICTED AS PROVIDED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CLUE OPCO LLC ENTERED INTO EFFECTIVE AS OF JANUARY 25, 2024, AS THE SAME MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME IN ACCORDANCE WITH ITS TERMS.”.
(d)    If Units are certificated, the Manager shall direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit (in a form reasonably acceptable to the Manager) of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient (as determined by the Manager acting reasonably) to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
SECTION 3.06.    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).
SECTION 3.07.    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.
SECTION 3.08.    Loans From Members. Loans by Members to the Company shall be subject to the terms of Section 3.01(e) and shall not be considered Capital Contributions. Subject to the terms of Section 3.01(e), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.
SECTION 3.09.    Parent Stock Incentive Plans. (a) Nothing in this Agreement shall be construed or applied to preclude or restrain Parent from adopting, implementing, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. Parent may implement any Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Parent Common Stock or the issuance of Unvested Corporate Shares), in a manner determined by Parent, in accordance with this Section 3.09. In the event that shares of Parent Common Stock issued by Parent under an Equity Plan become vested pursuant to the terms thereof or any award or similar agreement relating thereto, then the number of outstanding Class A Units owned by the Parent Parties shall automatically be converted into and become that number of outstanding Class A Units that would result if a corresponding number of outstanding Class A Units were issued to Parent, such that the Class A Ratio shall be maintained, disregarding for purposes of such ratio, the Disregarded Shares and Section 3.02(g), all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.
(b)    For accounting and tax purposes, the Manager may cause the Company to take the following actions in connection with equity-based awards granted pursuant to an Equity Plan:
(i)    in the event that Parent incurs any cash compensation expense in connection with any such award granted to an individual employed by, or engaged to provide services to or for the benefit of, Parent as consideration for such employment or services, then the Company may, without duplication of any reimbursement made pursuant to Section 6.06, reimburse or be deemed to reimburse Parent for a portion of the compensation expense equal to the amount includible in the taxable income of such individual; and
(ii)    at the time any Class A Units are issued to Parent in accordance with Section 3.03 or this Section 3.09 in connection with any such award granted to an individual who is employed by, or engaged to provide services to, the Company or any of its Subsidiaries as consideration for such employment or services, then the Company or its applicable Subsidiary may be deemed to (A) purchase a number of shares of Parent Common Stock corresponding to the number of Class A Units issued to Parent for their Fair Market Value and (B) transfer the shares of Parent Common Stock includible in such individual’s taxable income to such individual as compensation.
(c)    At the time any Class A Units are issued to Parent in accordance with Section 3.03 or this Section 3.09 in connection with equity-based awards granted pursuant to an Equity Plan, Parent shall be deemed to have made a Capital Contribution in exchange for such Class A Units in an amount equal to (i) the number of Class A Units issued multiplied by (ii) the Fair Market Value of a corresponding number of shares of Parent Common Stock on the date upon which the event triggering the issuance of such Class A Units occurred; provided that, where applicable, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary that is the recipient of the award holder’s employment or services.
SECTION 3.10.    Dividend Reinvestment Plan, Cash Option Purchase Plan, Equity Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by Parent in respect of any dividend reinvestment plan, cash option purchase plan, Equity Plan, stock incentive or other stock or subscription plan or agreement (other than any amounts received in order to satisfy any tax obligations), either (a) shall be utilized by Parent to effect open market purchases of shares of Parent Common Stock or (b) if Parent elects instead to issue new shares of Parent Common Stock with respect to such amounts, shall be contributed by Parent to the Company in exchange for additional Class A Units. Upon such contribution, the Company will issue to Parent a number of Class A Units equal to the number of new shares of Parent Common Stock so issued.

ARTICLE IV

Distributions
SECTION 4.01.    Distributions. (a) Distributions Generally. To the fullest extent permitted by applicable Law and this Agreement, Distributions to the Members may be declared by the Manager and paid by the Company out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. Such Distributions shall be made to the Members as of the close of business on such record date and shall be made to the Members as of such record date in accordance with each Member’s Percentage Interest as of the close of business of such record date (“Common Distributions”); provided, however, that the Manager shall have the obligation to make Tax Distributions as set forth in Section 4.01(c). Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Manager shall give notice to each Member as of the record date, the amount and the terms of the Distribution and the payment date thereof.
(b)    Series C Preferred Unit Distributions. In addition to Common Distributions in which the holders of Series C Preferred Units will participate pursuant to Section 4.01(a) and in accordance with their terms and conditions as set forth in Annex A (it being understood that the pro rata Common Distributions described in Section 4.01(a) shall not be in duplication of (and shall satisfy the requirement to make) the corresponding “Common Distributions” to holders of Series C Preferred Units as described in Annex A with respect to such Distributions), the Manager may, but shall not be required to, declare an annual cash distribution out of Distributable Cash or other funds legally available therefor in respect of the Series C Preferred Units in accordance with their terms and conditions as set forth in Annex A.
(c)    Tax Distributions.
(i)    Subject to the limitations set forth in Section 4.01(a), no later than five Business Days prior to each due date on which federal quarterly estimated tax payments are due for calendar year corporations or individuals (whichever is earlier) related to the relevant quarter, the Company shall be required to make a Distribution out of Distributable Cash or other funds legally available therefor pro rata (determined based on the Members’ respective Percentage Interest held during the relevant quarter (or portion thereof)) to the holders of Units during the relevant quarter (or portion thereof) so that after giving effect thereto, the Company has distributed to each such holder of Units during the relevant period an amount equal to at least the excess, if any, of (A) the product of (x) the Tax Rate and (y) the estimated amount of taxable income or gain of the Company and its Subsidiaries (excluding taxable income with respect to guaranteed payments for services made or to be made to any Member or holder of Units) allocated to such holder with respect to Class A Units, Class B Units and Series C Preferred Units for the Taxable Year (or portion thereof) that includes such period, taking into account the effect of any allocations under Sections 704(c), 734 and 743(b) of the Code over (B) all Tax Distributions previously distributed to such holder pursuant to this Section 4.01(c)(i) with respect to such Taxable Year (or portion thereof) (such excess amount, a “Tax Distribution”). Tax Distributions shall not be treated as advances of any amounts that each holder of Units is entitled to receive with respect to its Units.

Notwithstanding the foregoing, the Manager may, if and to the extent agreed to between the Manager and REP, make reasonable and appropriate adjustments to Tax Distributions as calculated pursuant to the foregoing parameters in order to achieve or approximate the economic objectives underlying this Section 4.01(c) to prevent distortions which would be reasonably expected to adversely impact the Company.
(ii)    Subject to the foregoing (including that all Tax Distributions will be made on a pro rata basis based on the Members’ respective Percentage Interest during the relevant period that is the subject of such Tax Distribution (or portion thereof)), in no event will the Company be required to make Tax Distributions to holders of Units as of the date of the Closing (other than the Parent Parties) following the Closing on account of income of Omni Newco LLC and its Subsidiaries generated prior to the Closing to the extent it would result in Tax Distributions to such holders (attributable to such income) in excess of $12.5 million in the aggregate.
(iii)    In the event of any audit adjustment by a taxing authority (including, for the avoidance of doubt, any adjustment in connection with an administrative adjustment request) which affects the calculation of the Tax Distributions for any Taxable Year, or in the event the Company files an amended return which has such effect, the Tax Distributions with respect to such year shall be recalculated by giving effect to such adjustment or changes reflected in the amended return, as applicable (and by including therein an additional amount that, when distributed to the current holders of Units pursuant to this sentence, will be sufficient to cover any interest or penalties incurred by any current holder of Units in connection therewith), and in the event of any shortfall in the amount of Tax Distributions made to any current holder of Units received for the relevant Taxable Years after giving effect thereto, the Company shall, subject to the limitations set forth in Section 4.01(a), make a pro rata Tax Distribution to such holders (determined pro rata based on the Members’ respective Percentage Interest) until each such holder has received sufficient Tax Distributions to eliminate the shortfall.
SECTION 4.02.    Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement; provided that, any such reduction in any Distribution shall be reduced among the Members (or former Members, as applicable) in accordance with each Member’s Percentage Interest as of the record date for such Distribution; provided further that, in the case of any such reduction in Tax Distributions, the Company shall promptly make such Tax Distributions in accordance with Section 4.01(c) upon the lapse or removal of the applicable restrictions (as determined in the reasonable discretion of the Manager).
ARTICLE V

Capital Accounts; Allocations; Tax Matters
SECTION 5.01.    Capital Accounts. (a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and subject to such other adjustments as are provided for in this Agreement. For this purpose, the Company shall, upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation and Treasury

Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a Revaluation of Company property; provided that any such Revaluation and adjustment shall not be required if the Manager determines, in its reasonable good faith discretion, that such adjustment would be immaterial if made and is otherwise not required. The Company shall maintain a sub-account for each holder of Class A Units, Class B Units and Series C Preferred Units with respect to such Member’s Class A Units, Class B Units and Series C Preferred Units, respectively.
(b)    For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:
(i)    The computation of all items of income, gain, loss and deduction shall include those items described in Section 705(a)(l)(B) or 705(a)(2)(B) of the Code and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for U.S. federal income tax purposes.
(ii)    If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.
(iii)    Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.
(iv)    Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).
(v)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).
SECTION 5.02.    Allocations. Except as otherwise provided in Section 5.03, Net Profits and Net Losses for any Taxable Year (or, in any Taxable Year in which the Company is liquidated pursuant to Section 14.2, individual items of gross income, deduction, gain or loss) shall be allocated to the Members in a manner that will, as nearly as possible, cause the Capital Account balance of each Member at the end of such Taxable Year to equal the excess (which may be negative) of:
(a)    the amount of the hypothetical distribution (if any) that such Member would receive if, on the last day of the Taxable Year, (i) all Company assets, including cash, were sold for cash equal to their Book Values, taking into account any adjustments thereto for such Taxable Year, (ii) all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability, to the Book Values of the assets securing such liability) and (iii) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 14.02(b)(iii) and Section 14.02(c) of this Agreement, over
(b)    the sum of (i) the amount, if any, without duplication, that such Member would be obligated to contribute to the capital of the Company, (ii) such Member’s share of partnership minimum gain determined pursuant to Treasury Regulations Section 1.704-2(g), and (iii) such Member’s share of partner non-recourse minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)) determined pursuant to Treasury Regulations Section 1.704- 2(i)(5), all computed as of immediately prior to the hypothetical sale described in this Section 5.02.
SECTION 5.03.    Regulatory Allocations. (a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4). This Section 5.03(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(i) and shall be interpreted in a manner consistent therewith.
(b)    Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their share of the Company’s Profits and Losses for the applicable Taxable Year. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Minimum Gain during any Taxable Year, each Member shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f) and shall be interpreted in a manner consistent therewith.
(c)    If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other term of this Article V, then Profits for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.
(d)    If any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be allocated items of Company gross income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.03(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if Section 5.03(c) and this Section 5.03(d) were not in this Agreement.

(e)    If the allocation of Net Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their share of the Company’s Profits and Losses for the applicable Taxable Year, subject to this Section 5.03(e).
(f)    Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j), (k) and (m).
(g)    The allocations set forth in Section 5.03(a) through and including Section 5.03(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses of the Company or for the Company to make Distributions. Accordingly, notwithstanding the other terms of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to equal the amounts (or as close thereto as possible) they would have equaled if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profits and Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.
(h)    Notwithstanding anything to the contrary in this Agreement (other than Sections 5.03(a) through (g)), for the Taxable Year in which a liquidation of the Company occurs, all items of income, gain, deduction or loss of the Company for such Taxable Year shall be allocated such that the balance in each Member’s Capital Account as of the date of liquidation equals the amount to be distributed to that Member pursuant to Section 14.02(b)(iii) and Section 14.02(c).
SECTION 5.04.    Tax Allocations. (a) The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal and state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits pursuant to Section 5.02 and Section 5.03; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth in Section 5.02 and Section 5.03.
(b)    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value using the methods permitted in Treasury Regulations Section 1.704-3; provided that (x) with respect to 2021 and earlier Taxable Years the Company shall use the “remedial method” within the meaning of Treasury Regulations Section 1.704-3(d) and (y) with respect to 2022 and subsequent Taxable Years and the Section 704(c)

“layer” created by the Transactions (as defined in the Merger Agreement), the Company shall use the “traditional method” (without curative allocations) within the meaning of Treasury Regulations Section 1.704-3(b), in each case, unless mutually otherwise agreed by the Manager and the Majority of Class B and Series C-2 Preferred.
(c)    If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code using the methods permitted in Treasury Regulations Section 1.704-3; provided that (x) with respect to 2021 and earlier Taxable Years the Company shall use the “remedial method” within the meaning of Treasury Regulations Section 1.704-3(d) and (y) with respect to 2022 and subsequent Taxable Years and the Section 704(c) “layer” created by the Transactions (as defined in the Merger Agreement), the Company shall use the “traditional method” (without curative allocations) within the meaning of Treasury Regulations Section 1.704-3(b), in each case, unless mutually otherwise agreed by the Manager and the Majority of Class B and Series C-2 Preferred.
(d)    In the case of a distribution or other transfer of Units by a Member to its beneficial owners (including, for the avoidance of doubt, any transfer of Units by Management Holdings to one or more of its members or beneficial owners associated with an Exchange), the Manager shall apply the principles of Treasury Regulations Section 1.704-3(a)(7) to allocate built in gain or loss under Section 704(c) attributable to such distributed or transferred Units in a manner proportionate to any corresponding built in gain or loss amounts of such beneficial owner with respect to such distributed or transferred units.
(e)    Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).
(f)    The Company’s “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) will be allocated to the Members in accordance with their share of the Company’s Profits and Losses for the applicable Taxable Year, except to the extent a different permitted allocation would minimize the potential for gain recognized by a Member from a deemed distribution under Section 731 of the Code (and, for the avoidance of doubt, in furtherance of Manager’s obligations under Section 9.05 hereof), in each case unless mutually otherwise agreed by the Manager and the Majority of Class B and Series C-2 Preferred). This Section 5.04(f) is intended to comply with the requirements for allocating excess nonrecourse liabilities as described in Treasury Regulations Section 1.752-3 and shall be interpreted in a manner consistent therewith.
(g)    Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal and state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions (other than Tax Distributions) or other Company items pursuant to any provision of this Agreement.
SECTION 5.05.    Withholding, Indemnification and Reimbursement for Payments on Behalf of a Member. (a) The Company, Holdco and Parent shall be entitled to withhold from any payments, distributions and allocations to the Members and pay over to any Governmental Authority any amounts required to be so withheld pursuant to the Code or any terms of any other U.S. federal, state, local or foreign Law, including with respect to any transaction pursuant to Article XI (a “Withholding Tax”). Each Member hereby agrees to furnish to the Company such information and forms as reasonably requested in order to comply with any Laws governing Withholding Taxes or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled, and the parties shall reasonably cooperate to reduce or eliminate any amounts that would otherwise be required to be deducted and withheld hereunder. Any amount of Withholding Tax that is withheld with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as an amount distributed to the Members pursuant to Article IV or paid to the Member pursuant to Article XI, as applicable, for all purposes under this Agreement; provided that, if the amount required to be so withheld exceeds the amount that would have been distributed to a Member, the excess shall be treated as a loan from the Company to such Member. To the extent that the Company makes a distribution to any Member without making any deduction for Withholding Tax that it was required to withhold under applicable Tax law, the Company shall remit such Withholding Tax to the applicable Governmental Authority and the applicable Member shall promptly reimburse the Company for the amount so remitted.
(b)    If the Company is required by applicable Law to make any other payment to a Governmental Authority that is specifically attributable to a Member or a Member’s status as such (including any Withholding Taxes and taxes attributable to an imputed underpayment under Section 6625 of the Code (solely to the extent relating to items that are specifically attributable to a Member as determined by the Manager in its reasonable discretion)), such Member shall indemnify the Company in full for the entire amount paid (including any interest, penalties and related expenses with respect thereto) by the Company on behalf of such Member.
(c)    The Manager may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 5.05. A Member’s obligation to indemnify the Company under this Section 5.05 shall survive the Transfer of any Company Interests and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.05, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect such indemnification with interest calculated at a rate per annum equal to the Agreed Rate (as defined in the Tax Receivable Agreement), but in any event not in excess of the highest rate per annum permitted by Law.
(d)
(i)    In the event any Member transfers or otherwise disposes of an interest in the Company in an Exchange pursuant to Section 11.01 and Holdco elects the Share Settlement with respect to such Exchange, then if such Member fails to deliver an IRS Form W-9 or another validly executed certificate of non-foreign status as provided in Section 1446(f) or Treasury Regulations Section 1.1446(f)-2(b)(2) and the Company, Holdco or their Affiliates are required to withhold or otherwise make tax payments pursuant to Section 1446(f) (“Section 1446(f) Advances”), the Company, Holdco or their Affiliates (as applicable) may withhold such amounts and make such tax payments as so required. The Company may pay Holdco or its Affiliates (as applicable) to the extent required to reimburse any such Section 1446(f) Advance borne by it and all Section 1446(f) Advances shall be treated as Withholding Taxes for purposes of this Agreement.
(ii)    If such Exchange is otherwise subject to withholding taxes under applicable Law, Holdco shall, within two Business Days of receipt of an Exchange Notice, notify such Member of the required withholding and shall provide the Member an opportunity to provide forms or other evidence necessary to reduce or eliminate such withholding. In the event such withholding cannot be eliminated, such Member shall deliver to Holdco cash constituting the amount that is required to be withheld, which cash shall be remitted by Holdco to the applicable Governmental Authority in accordance with applicable Law and any such Exchange shall not be completed, become effective or be recognized until the obligation to deliver such cash to Holdco has been satisfied.
(iii)    Payments under this Section 5.05(d) shall not be duplicative of any other amounts paid or withheld under Section 5.05. The parties shall reasonably cooperate to reduce or eliminate any withholdings or amounts payable by a Member under this Section 5.05(d).

ARTICLE VI

Management
SECTION 6.01.    Authority of Manager. (a) Except for situations in which the approval of any Member(s) is specifically required by the Delaware Act or this Agreement, (i) the business and affairs of the Company shall be managed exclusively by or under the direction of the Manager and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. Except as otherwise expressly provided for herein and subject to the other terms of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred by the Delaware Act with respect to the management and control of the Company. The initial Manager shall be Parent.
(b)    The day-to-day business and operations of the Company shall be overseen and implemented, subject to the supervision and direction of the Manager, by officers of the Company having such titles (including “chief executive officer”, “president”, “chief financial officer”, “chief operating officer”, “chief commercial officer”, “chief legal officer”, “chief information officer”, “chief people officer”, “head of corporate ESG”, “senior vice president”, “vice president”, “secretary”, “assistant secretary”, “treasurer” or “assistant treasurer”) as the Manager may deem advisable (each, an “Officer” and collectively, the “Officers”). An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one individual may hold more than one office. Subject to the other terms in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Manager in its sole discretion. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them in writing (including pursuant to Section 6.02 and Section 6.07) and the carrying out of the Company’s business and affairs on a day-to-day basis. As of the date hereof, the Manager appointed each of the individuals listed on Exhibit B to the office or offices set forth next to his or her name. Exhibit B, and the individuals, office or offices set forth therein, shall be updated from time to time by the Manager in its sole discretion.

All Officers shall be, and shall be deemed to be, officers of the Company. An Officer may also fill and perform one or more roles as an officer of the Manager or Parent. Any delegation of authorities by the Manager to an Officer pursuant to this Section 6.01(b) may be revoked by the Manager in its sole discretion at any time.
(c)    Subject to the terms of Section 6.05 and Section 11.01(f) and the rights of the holders of Series C Preferred Units set forth in Annex A, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further action, vote, approval or consent of the Members or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided that, for the avoidance of doubt, nothing in this Section 6.01(c) shall alter in any respect any rights under Parent’s organizational documents (including Parent’s Charter) or applicable Law of any shareholder of Parent to approve such sale, lease, transfer, exchange or other disposition or a Member, in its capacity as a holder of shares of Parent, to vote such shares in connection therewith.
SECTION 6.02.    Actions of the Manager. The Manager may authorize any Officer or other Person or Persons to act on behalf of the Company pursuant to Section 6.07.
SECTION 6.03.    Resignation; Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. The Manager may be removed or replaced by a Majority of Class A Members.
SECTION 6.04.    Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by a Majority of Class A Members.
SECTION 6.05.    Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided that, notwithstanding anything to the contrary herein, such contracts and dealings are on terms reasonably comparable to those available to the Company from others dealing with the Company or its subsidiaries at an arm’s length or are approved by the Majority of Class B and Series C-2 Preferred and otherwise are permitted by the Credit Agreement.
SECTION 6.06.    Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager except as expressly provided in this Agreement. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts; provided that, for the avoidance of doubt, the Company shall not pay or bear any obligations of the Parent or Holdco under the Tax Receivable Agreement.
SECTION 6.07.    Delegation of Authority. The Manager may, from time to time, delegate in writing to one or more Officers or other Persons such authority and duties as the Manager may deem advisable. The salaries or other compensation, if any, of agents of the Company (other than the Officers) shall be fixed in writing from time to time by the Manager, subject to the other terms in this Agreement.
SECTION 6.08.    Duties; Limitation of Liability. (a) Notwithstanding any other term of this Agreement to the contrary, the Manager and each Officer shall have the fiduciary duties of loyalty and care the same as a director and an officer, respectively, of a corporation organized under the General Corporation Law of the State of Delaware; provided, however, that the Manager and each Officer shall not have such fiduciary duties, and such fiduciary duties are specifically disclaimed by the Members, with respect to any decision by the Manager to exercise its rights under Article XI.
(b)    Notwithstanding any other term of this Agreement to the contrary, the Manager and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by any Member, any liquidating trustee, any Officer or any employee of the Company or any committee of the Company or Members, or by any other Persons as to matters the Manager or such Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to the Members or creditors might properly be paid.
(c)    Notwithstanding any other term of this Agreement to the contrary, the Manager shall, to the fullest extent permitted by applicable Law as if the Manager was a director of a corporation organized under the General Corporation Law of the State of Delaware, not be liable to the Company, the Members, the Officers or any other Person that is a party to or is otherwise bound by this Agreement, for monetary liability for breach of fiduciary duty as a manager of the Company, except that the foregoing shall not eliminate or limit the liability of the Manager for any breach of this Agreement or other agreements between it and the Company or the Company’s Subsidiaries.
(d)    The terms of this Section 6.08, to the extent that they eliminate or restrict (i) the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of the Manager to the fullest extent permitted by applicable Law and (ii) the duties of each Officer otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of such Officer to the fullest extent permitted by applicable Law.
SECTION 6.09.    Indemnification. (a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, any Member, the Manager and each Officer (each, an “Indemnified Person”) to the extent that such Indemnified Person was or is made or is threatened to be made a party or is otherwise involved in any Action, by reason of the fact that such Indemnified Person is or was a Member, the Manager or an Officer, as applicable, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person; provided, however, that no Indemnified Person shall be indemnified for any amounts attributable to such Indemnified Person’s or its Affiliates’ willful misconduct, knowing violation of Law or breach of this Agreement or other agreements between it and the Company or the Company’s Subsidiaries. Notwithstanding the preceding sentence, except as otherwise provided in this Section 6.09, the Company shall be required to indemnify an Indemnified Person who is an Officer in connection with an Action (or part thereof) commenced by such Indemnified Person only if the commencement of such Action (or part thereof) by such Indemnified Person was authorized in the specific case by the Manager or Actions under Section 6.09(c). The phrase “to the fullest extent permitted by applicable Law” as used in this Section 6.09 applies with respect to the Manager and to an Officer as if the Manager was a director and the Officer was an officer, respectively, of a corporation organized under the General Corporation Law of the State of Delaware.
(b)    The Company shall, to the fullest extent permitted by applicable Law, pay the reasonable and documented out-of-pocket expenses (including reasonable and documented attorneys’ fees) incurred by an Indemnified Person in defending any Action indemnifiable under this Section 6.09 in advance of its final disposition; provided, however, that such payment in advance of the final disposition of any Action shall be made to such Indemnified Person that is an Officer only upon receipt of an undertaking by such Indemnified Person to repay all amounts advanced if it should be ultimately determined that such Indemnified Person is not entitled to be indemnified under this Section 6.09 or otherwise.
(c)    If a claim for indemnification (following the final disposition of such Action) or advancement of expenses under this Section 6.09 is not paid in full within 30 days after a written claim therefor by an Indemnified Person has been received by the Company, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable attorneys’ fees) of prosecuting such claim. In any such action the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under this Agreement or applicable Law.
(d)    The right to indemnification and the advancement of expenses conferred by this Section 6.09 shall, to the fullest extent permitted by applicable Law, not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.
(e)    Any amendment or modification of this Section 6.09 shall not adversely affect any right or protection hereunder of any Indemnified Person in respect of any act or omission occurring prior to the time of such amendment or modification.
(f)    The Company shall maintain directors’ and officers’ liability insurance, or make other financial arrangements, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.09(a) and Section 6.09(b) whether or not the Company would have the power to indemnify or advance expenses to such Indemnified Person against such expense, liability or loss under the terms of this Section 6.09. The Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(g)    Notwithstanding anything contained herein to the contrary (including in this Section 6.09), the Company agrees that any indemnification and advancement of expenses available from Parent or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) (collectively, “Other Parent Affiliates”) to any current or former Indemnified Person by virtue of such Person’s service or status as a manager, member, director, officer, partner, employee or agent of an Other Parent Affiliate prior to or following the Formation Date (any such Person, a “Other Affiliated Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 6.09, which shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof nor shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such Other Affiliated Person pursuant to this Section 6.09 and (ii) subject to all the terms and conditions of this Article VI, shall be primarily responsible for the advancement of expenses and the payment of amounts or liabilities to which such Other Affiliated Person is entitled under this Section 6.09 notwithstanding such other rights. The Company and Parent further acknowledge and agree that any indemnification and advancement of expenses available from Members (other than Parent, Holdco or any of its Affiliates) or their Affiliates (other than Parent, Holdco, the Company and any of their Subsidiaries) (collectively, “Other Member Affiliates”) to any current or former Indemnified Person by virtue of such Person’s service or status as a manager, equityholder, member, director, officer, partner, employee or agent of an Other Member Affiliate prior to or following the Formation Date (any such Person, a “Other Member Affiliated Person”) shall be tertiary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 6.09 or by Parent or its other Affiliates pursuant to its indemnification obligations, if any, to such Other Member Affiliated Person (which, as noted above shall be secondary to those of the Company), and, without limiting the above limitations, the Company (i) shall be the primary indemnitor of first resort for such Other Member Affiliated Person pursuant to this Section 6.09 and (ii) subject to all the terms and conditions of this Article VI, shall be primarily responsible for the advancement of expenses and the payment of amounts or liabilities to which such Other Member Affiliated Person is entitled under this Section 6.09 notwithstanding such other rights (and, if applicable, the Parent shall be the secondary indemnitor, and indemnitor of second resort, if applicable). No advancement or payment by the Other Parent Affiliates or Other Member Affiliates on behalf of such Indemnified Persons with respect to any claim for which such Indemnified Person has sought indemnification or advancement of expenses from the Company (in the case of Other Parent Affiliates) or the Company or Parent (in the case of Other Member Affiliates) shall affect the foregoing and such Other Parent Affiliate or Other Member Affiliate (or their respective insurers) shall be subrogated to all of the claims or rights of such Indemnified Persons under this Agreement or any other agreement or arrangement with the Company or Parent (as applicable) or their Subsidiaries with respect thereto, including to the payment of expenses in an action to collect. The Company (in the case of Other Parent Affiliates) and the Company and Parent (in the case of Other Member Affiliates) irrevocably waive, relinquish and release the Other Parent Affiliates and Other Members Affiliates from any and all claims against them for contribution, by way of subrogation or any other recovery of any kind in respect thereof and agree the Other Parent Affiliates and Other Members Affiliates are express third-party beneficiaries of this Section 6.09, able to enforce this Section 6.09 according to its terms as if a party hereto (which shall, notwithstanding anything to the contrary elsewhere in this Agreement, not be amended without their prior written consent). Nothing contained in the indemnification agreements and/or any such other agreement or arrangement is intended to limit the scope of this Section 6.09.
SECTION 6.10.    No Outside Activities of the Manager. Each of Parent, the Manager and Holdco shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) in its capacity as a Member, the ownership, acquisition and disposition of Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of Parent as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities and (f) such activities as are incidental to the foregoing (including, for the avoidance of doubt, in connection with activities of the Parent Board and the day-to-day activities of Parent’s officers and employees of Parent to the extent related to such activities); provided, however, that, except as otherwise provided herein, the net proceeds of any financing or refinancing raised by Parent pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as applicable, on substantially the same terms and otherwise without a markup or additional direct or indirect economics to Parent; provided further, that Parent may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as Parent takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage, loan or otherwise (in each case without a mark-up or additional direct or indirect economics to Parent) or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by Parent. Nothing contained herein shall be deemed to prohibit Parent from executing any guarantee of indebtedness of the Company or its Subsidiaries or complying with its obligations under Parent’s Charter, including any obligations in respect of the Parent Series C Preferred Units. All net proceeds received by Parent, Holdco or any of their Subsidiaries other than the Company and its Subsidiaries pursuant to that certain Buyer-Side Representations and Warranties Insurance Master Policy, dated as of August 14, 2023, between the Company, as named insured, and Euclid Transactional, LLC or the related excess representations and warranties insurance policies (including as an "additional insured”) shall be promptly transferred to the Company for no consideration, and no additional Units shall be issued to Parent or its Subsidiaries in respect of any such transfer.
ARTICLE VII

Rights and Obligations of Members
SECTION 7.01.    Limitation of Liability and Duties of Members. (a) Except as expressly provided in this Agreement or in the Delaware Act, no Member (including the Member that is also the Manager) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company or to any third party, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member. Notwithstanding anything contained herein to the contrary, the failure of the Company or the Manager to observe any formalities or requirements relating to the exercise of the Company’s powers or management of the

Company’s business and affairs under this Agreement or the Delaware Act shall, to the fullest extent permitted by applicable Law, not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.
(b)    In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. To the fullest extent permitted by applicable Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such distribution was made by the Company to its Members in clerical error or in contravention of this Agreement. However, if any court of competent jurisdiction holds that, notwithstanding the terms of this Agreement, a Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.
(c)    Notwithstanding any other term of this Agreement to the contrary, no Member (in its capacity as a Member) shall, to the fullest extent permitted by applicable Law, owe any duties (including fiduciary duties) to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement, other than or with respect to breaches of the implied covenant of good faith and fair dealing. The terms of this Section 7.01(c), to the extent that they eliminate or restrict the duties of a Member otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of a Member to the fullest extent permitted by applicable Law; provided that, for the avoidance of doubt, this Section 7.01(c) shall not limit the duties (including fiduciary duties) of Parent (or any other Person serving as Manager), in Parent’s (or such other Person’s) capacity as Manager, to the Company or any Member even though the Manager may also be a Member.
SECTION 7.02.    Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager, the Officers and any Persons to whom the Manager delegates authority and duties of the powers conferred on them by Law and this Agreement.
SECTION 7.03.    No Right of Partition. To the fullest extent permitted by applicable Law, no Member in its capacity as such shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company, any such right or power that such Member might have to cause the Company or any of its assets to be partition being hereby irrevocably waived.
SECTION 7.04.    Members Right to Act. The approval or consent of the Members, or of Members holding class(es) or series of Units, shall not be required for any act for or on behalf of the Company, to bind the Company or to make an expenditure by the Company except to the extent otherwise expressly required by the terms of this Agreement (including pursuant to Section 6.03, Section 6.04, Section 6.05, Section 9.02(a), Section 11.04, Section 14.01(a) and Section 16.03(a)) or otherwise expressly required under applicable Law (including the Delaware Act). For matters that require the approval or consent of the Members, or of Members holding a class or series of Units, under this

Agreement or applicable Law (including under the Delaware Act), the Members shall act through meetings or written consents in lieu of meetings as described in sub-sections (a), (b) and (c) below:
(a)    Any Member entitled to vote at a meeting of Members, or of Members holding class(es) or series of Units, or to express consent or dissent to Company action without a meeting may authorize another Person or Persons to act for such Member by proxy. An electronic transmission or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall be treated as a proxy executed in writing for purposes of this Section 7.04(a). No proxy shall be voted or acted upon after eleven months from the date of such proxy, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.
(b)    The actions by the Members permitted hereunder may be taken at a meeting called by the Manager, or by Members holding a majority of the Units of class(es) or series of Units in respect of which an approval or consent is expressly required by the terms of this Agreement or under applicable Law (including under the Delaware Act) on at least 48 hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by consent in lieu of a meeting), if improperly called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof.
(c)    The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by consent in lieu of a meeting, so long as such consent is in writing and is signed by Members holding not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting, which shall state the purpose or purposes for which such consent in lieu of a meeting was required, shall be given to those Members entitled to vote or consent who did not sign such consent (for which such notice and consent may be delivered via electronic transmission); provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such consent in lieu of a meeting. Any action taken pursuant to such consent in lieu of a meeting of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

ARTICLE VIII

Books and Accounting, Fiscal Year and Reports
SECTION 8.01.    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Law. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.
SECTION 8.02.    Fiscal Year. The Fiscal Year of the Company shall begin on the first day of January and end on the last day of December each year or such other date(s) as may be established by the Manager.
SECTION 8.03.    Reports. The Company shall deliver or cause to be delivered, within 180 days after the end of each Taxable Year, to each Person who was a Member at any time during such Taxable Year, all information reasonably necessary for the preparation of such Person’s U.S. federal and applicable state and local income tax returns and such other tax information as such Person may reasonably request.
ARTICLE IX

Tax Matters
SECTION 9.01.    Preparation of Tax Returns. Subject to the terms and conditions of the Merger Agreement and this Agreement, in its capacity as the Partnership Representative, Parent shall have the authority and obligation to prepare and timely file the tax returns of the Company at the expense of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Company Interests of the Members. The Company shall use reasonable best efforts to provide each Person who was a Member at any time during such Taxable Year with tax information which is reasonably required by such Members for U.S. federal and state and income tax reporting purposes with respect to a Taxable Year (including an IRS Schedule K-1) within 180 days of the close of the calendar year in which the Company’s Taxable Year ends; provided that, upon the request of a Member (other than the Parent Parties), the Company shall use its reasonable best efforts to make available an estimate of taxable income of the Company allocated to such Member for such Taxable Year within 120 days of the close of the Company’s Taxable Year. Each Member shall use its reasonable best efforts to notify the Company and the other Members upon receipt of any notice of a tax examination with respect to the Company by U.S. federal or state or local tax authorities.

SECTION 9.02.    Tax Elections.
(a)    The Manager shall cause the Company and each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign Law) for each Taxable Year unless otherwise approved with the consent of the Majority of Class B and Series C-2 Preferred. The Manager shall take commercially reasonable efforts to cause each Person in which the Company owns a direct or indirect equity interest (other than a Subsidiary) that is so treated as a partnership to have in effect such election for each Taxable Year. Each Member will upon request use its reasonable best efforts to supply any available information reasonably necessary to give proper effect to any such election.
(b)    The Manager shall be permitted to make any and all tax elections not specifically provided for in this Agreement; provided that the Manager shall not change or make any material tax election that would have an adverse and disproportionate effect on the Members (other than the Parent Parties) (or their respective beneficial owners) relative to its other Members without the prior consent of REP (such consent not to be unreasonably withheld, conditioned or delayed).
SECTION 9.03.    Tax Controversies.
(a)    Subject to the terms and conditions of the Merger Agreement, Parent shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company (within the meaning given to such term in Section 6223 of the Code) (the “Partnership Representative”) for purposes of the Code and shall appoint a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3), who will be the sole individual through whom the Partnership Representative will act for all purposes under Sections 6221 through 6241 of the Code and the Treasury Regulations and other guidance relating thereto (and any similar or corresponding provisions applicable to state, local or non-U.S. income tax examinations) (the “BBA Audit Rules”). Subject to the terms and conditions of the Merger Agreement, the Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the BBA Audit Rules for the Partnership Representative and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and other items reasonably incurred in connection therewith. Subject to the terms and conditions of the Merger Agreement, each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall keep all Members fully advised on a current basis of any contacts by or discussions with tax authorities, and the Members shall have the right to observe (and in the case of REP, to be present at) and participate through representatives of their own choosing (at their sole expense) in any tax proceedings or examination. Nothing herein shall diminish, limit or restrict the rights of any Member under the BBA Audit Rules. Notwithstanding the foregoing, to the maximum extent permitted under the BBA Audit Rules, the Company may timely elect, and each Member shall cooperate in electing, under Section 6226(a) of the Code for Section 6225 of the Code not to apply and for each Member to take any adjustment into account as provided in Section 6226(a) of the Code.

(b)    The Partnership Representative shall use reasonable best efforts to notify REP in writing of the commencement of any examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, with respect to a post-Closing taxable period, the resolution of which would reasonably be expected to have a disproportionate and material adverse effect on the Members (other than the Parent Parties) (or their beneficial owners), within 15 days of it becoming aware of any such examination or proceeding. The Partnership Representative shall consult with REP in good faith prior to settling such examination or proceeding. Nothing herein shall diminish, limit or restrict the rights of any Member under the BBA Audit Rules.
(c)    Notwithstanding anything in this Section 9.03 to the contrary, neither the Manager nor the Company shall take any action that would require a Member (other than the Parent Parties) to file amended income tax returns (or administrative adjustment requests) without such Member’s prior written consent (not to be unreasonably withheld, conditioned or delayed).
SECTION 9.04.    Flow-Through Status. The Company shall be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes and shall take no action that will cause it to be treated as a corporation for U.S. federal, and applicable state and local, income tax purposes. The Company shall cause each of the Company’s Subsidiaries treated as a partnership, disregarded entity or other “flow-through entity” for U.S. federal, and applicable state and local, income tax purposes to continue to be treated as a “flow-through entity” for each Taxable Year.
SECTION 9.05.    Indebtedness. The Manager shall take commercially reasonable efforts to cause all indebtedness that for U.S. federal income tax purposes is treated as indebtedness of the Company or its Subsidiaries to be treated as “nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-1(a)(2), and will promptly notify REP if any such liabilities are not so treated. The Manager shall take commercially reasonable efforts to structure any changes to the Company’s or its Subsidiaries’ debt obligations, including debt prepayments, in a manner that minimizes the potential for gain recognized by a Member (other than the Parent Parties) from a deemed distribution under Section 731 of the Code (including as a result of the application of Section 752(b) of the Code and the Treasury Regulations promulgated thereunder).
SECTION 9.06.    Refunds. All refunds with respect to income taxes for any pre-Closing taxable period of Parent or Holdco (or any other member of a consolidated or similar tax group of which Parent is the common parent (a “Parent Group Member”)) received after the Closing shall be retained by Parent (or other Parent Group Member, as applicable). All refunds received by Parent (or any Parent Group Member) after the Closing that are attributable to taxes paid by the Company or its Subsidiaries shall be promptly transferred to the Company for no consideration, and no additional Units shall be issued to Parent or its Subsidiaries in respect of any such transfer; provided that, for the avoidance of doubt, the foregoing shall not apply with respect to any taxes paid by Parent (or any Parent Group Member) with Tax Distributions made by the Company. Such transfers shall not constitute Capital Contributions and shall have no effect on the Capital Account of any Member.
SECTION 9.07.    Parent Taxes. The Manager (or any Parent Group Member) shall not cause the Company or any of its Subsidiaries to pay any tax obligations (other than payments of Tax Distributions pursuant to Section 4.01(c), obligations relating to withholding taxes pursuant to Section 5.05, composite tax returns, and elective or optional pass-through entity taxes) of Parent (or any Parent Group Member).

SECTION 9.08.    Services. Holdco shall not, and Parent shall cause Holdco not to, provide any services to the Company or its Subsidiaries such that Holdco would be treated as related to any Member (other than the Parent Parties) within the meaning of Section 1061(d)(2)(B).
ARTICLE X

Restrictions on Transfer of Units
SECTION 10.01.    General. No Member or Assignee may Transfer any Units or any interest in any Units other than pursuant to and in accordance with this Article X.
SECTION 10.02.    Permitted Transfers. Transfers pursuant to: (i) a Change of Control Transaction, (ii) an Exchange in accordance with Article XI (and any transfer by Management Holdings to one or more of its members or beneficial owners to the extent in connection with such Exchange), (iii) a Transfer by a Member to Parent, Holdco or the Company, (iv) a Transfer that the Manager expressly consents to in advance in writing, (v) a Transfer of Units of the type permitted with respect to Parent Capital Stock pursuant to and in accordance with Section 3.02 of the Investor Rights Agreement, mutatis mutandis or (vi) a Transfer by any Member to such Member’s Permitted Transferee, shall be the only Transfers of Units or any interest in Units permitted under this Article X; provided that any such Transfer must comply with all other applicable requirements of this Article X (each such Transfer, a “Permitted Transfer”). Prior to Transferring any Units pursuant to Section 10.02(a)(iv) or Section 10.02(a)(v), the Transferor shall cause the prospective Transferee to agree in writing to execute and deliver a Joinder as provided in Section 12.02, and, to the extent required pursuant to their terms, a joinder to the Investor Rights Agreement or the Shareholders Agreements. In the case of a Permitted Transfer by a Transferor of Class B Units to a Transferee in accordance with this Section 10.02, such Transferor shall also Transfer, in accordance with the terms and conditions of Parent’s Charter, an equal number of Parent Series B Preferred Units corresponding to the number of such Transferor’s Class B Units that were Transferred in such Permitted Transfer.
(b)    This Article X does not modify the applicable terms and conditions of the transfer restrictions in the Investor Rights Agreement or the Shareholder Agreements. In the event of a conflict or inconsistency between the transfer restrictions in this Agreement with respect to Units and any applicable transfer restrictions in the Investor Rights Agreement or an applicable Shareholders Agreement with respect to shares of Parent Capital Stock, such applicable transfer restrictions in this Agreement will govern with respect to Transfers of Units.
SECTION 10.03.    Notices of Transfer; Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. In connection with the Transfer of any Units, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, which shall, if so requested by the Member, be accompanied by (i) an opinion of counsel which (to the Manager’s reasonable satisfaction) is knowledgeable in securities law matters to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act or (ii) such other evidence reasonably satisfactory to the Member to the effect that such Transfer of Units may be effected without registration of such Units under the Securities Act. In addition, if the holder of the Units delivers to the Company an opinion of such counsel that no subsequent Transfer of such Units shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such securities (if then certificated) which do not bear a restricted units legend. Subject to the terms of the foregoing, any Unit that has been certificated shall be stamped or otherwise imprinted with a legend indicating the unregistered nature of such Units in a form approved by the Manager.
SECTION 10.04.    Assignee’s Rights. (a) The Transfer of Units or any interest in Units in accordance with this Agreement shall be effective as of the date of its valid assignment, and such Transfer shall be shown on the books and records of the Company as of such date in accordance with Section 3.01(d). Subject to the terms and conditions of the Merger Agreement, Profits, Losses and other Company items shall be allocated between the Transferor and the Assignee according to Section 706 of the Code using the proration method described in Treasury Regulations Section 1.706-4(a)(3)(iii), noting extraordinary items will follow the principles described in Treasury Regulations Section 1.706-4(e). Distributions made before the effective time of such Transfer shall be paid to the Transferor, and Distributions made after such date shall be paid to the Assignee, except that both the Transferor and the Assignee shall be entitled to their share of Tax Distributions as set forth in Section 4.01(c) and Section 11.01(e).
(b)    Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.05, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest, to the extent applicable).
SECTION 10.05.    Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges (other than with respect to Tax Distributions such Member is otherwise entitled to in accordance with Section 4.01(c)), or, except as set forth in Section 5.05 or this Section 10.05, duties, liabilities or obligations, of a Member with respect to such Units (it being understood, however, that the applicable terms of Section 6.08, Section 6.09 and Section 7.01 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the terms of Article XII (the “Admission Date”), (a) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Company Interests and (b) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Company Interests for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Company Interests from any liability of such Member to the Company with respect to such Company Interests that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability of such Member to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

SECTION 10.06.    Overriding Provisions.
(a)    Any Transfer in violation of this Article X shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and (i) the terms of Section 10.04 and Section 10.05 shall not apply to any such Transfers, (ii) in the event of any such Transfer or attempted Transfer, the Company shall not record such Transfer on its books and records, including the Schedules of Members, or treat any purported Transferee of such Units as the owner of such securities for any purpose and (iii) any Person to whom a Transfer is made or attempted in violation of this Article X shall not be admitted as a member of the Company, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member. The approval of any Transfer in any one or more instances with respect to a Member (A) shall not limit or waive the requirement for such approval in any other or future instance with respect to such Member or any other Member and (B) shall not necessarily apply to any other Member.
(b)    Notwithstanding anything contained in this Agreement to the contrary (including, for the avoidance of doubt, the terms of Article XI and Article XII and the other terms of this Article X), in no event shall any Member Transfer any Units without the prior written consent of the Manager to the extent such Transfer could, in the reasonable determination of the Manager:
(i)    result in a violation of the Securities Act, or any other applicable federal, state or foreign Laws;
(ii)    cause the Company to register as an investment company under the Investment Company Act;
(ii)    cause the Company to lose its status as a partnership for U.S. federal or applicable state income tax purposes;
(iii)    cause the Company to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code (provided that for this purpose a Transfer shall include those transactions excluded by the last sentence of the definition of “Transfer” set forth above);
(iv)     cause the Company to fail to meet at least one safe harbor from treatment as a "publicly traded partnership" as provided in the Treasury Regulations under Section 7704 of the Code;
(v)    be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or
(vi)    cause the Company or any Member or the Manager to be treated as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE XI

Exchange

SECTION 11.01.    Exchange Right of a Member. (a) Subject to the provisions set forth in this Section 11.01, each Member (other than the Parent Parties) shall be entitled at any time to cause Holdco to exchange (an “Exchange”) (i) such Member’s Class B Units (other than any Excluded Unit) for, at Holdco’s election, either a Share Settlement or a Cash Settlement and (ii) exchange its Series C-2 Preferred Units (other than any Excluded Unit) for a Share Settlement (each, an “Exchange Right”); provided that a Member shall not exercise its Exchange Right (X) with an Exchange Date (as defined below) that is prior to 180 days after the Effective Time and (Y) more than two times per calendar quarter. A Member desiring to exercise its Exchange Right (the “Exchanging Member”), shall exercise such right by giving written notice (the “Exchange Notice”) to Holdco and Holdco shall promptly provide such notice to the Company, the Manager and Parent. Each Exchange Notice shall specify the number and type of Units (the “Exchanged Units”) that the Exchanging Member intends to have Holdco exchange (which, with respect to Exchanged Units that are Class B Units, shall include a corresponding number of Parent Series B Preferred Units that are held in tandem with such Class B Units), which number shall be no less than 30,000 Units (or, if such Member holds less than 30,000 Class B Units, or if such Member at any time holds less than 30,000 Class B Units which are not Excluded Units, then the total number of Class B Units it holds or the total number of Class B Units it holds which are not Excluded Units, as applicable) (in each case, as adjusted pursuant to this Agreement in the event of any stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange or other similar transactions). The Exchange shall be effected no later than five Business Days following the date of the Exchange Notice in the case of a Share Settlement and no later than ten Business Days following the date of the Exchange Notice in the case of a Cash Settlement (the “Exchange Date”); provided that the Exchanging Member may change the number of Exchanged Units specified in such Exchange Notice and/or delay the Exchange Date to another number and/or date by mutual agreement signed in writing by such Exchanging Member and Holdco; provided further that, at the election of the Exchanging Member, an Exchange Notice may be conditioned on (x) the closing of a sale to a third party of the shares of Parent Common Stock or Parent Series C Preferred Units to be issued in connection with such proposed Exchange (whether in a tender or exchange offer, private sale or otherwise) (provided that if the Exchanging Member has not within five Business Days entered into a valid and binding agreement with a third party for the sale of such shares of Parent Common Stock or Parent Series C Preferred Units (which will be deemed satisfied by tendering such shares in a tender offer for so long as such tender remains unrevoked and the Exchanging Member has given the Company notice that it has so tendered such shares), such Exchange Notice shall be deemed retracted), (y) the closing of an announced merger, consolidation or other transaction in which the shares of Parent Common Stock or Parent Series C Preferred Units that may be issued in connection with such proposed Exchange would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property and (z) the closing of an underwritten distribution of the shares of Parent Common Stock or Parent Series C Preferred Units that may be issued in connection with such proposed Exchange.
(b)    Within two Business Days of receipt of an Exchange Notice with respect to an Exchange of Class B Units, Holdco shall give written notice (the “Settlement Method Notice”) to Parent (with a copy to the Exchanging Member) of its intended settlement method with respect to such Class B Units; provided that if Holdco does not timely deliver a Settlement Method Notice, Holdco shall be deemed to have elected the Share Settlement method (for the avoidance of doubt, an Exchange of Series C-2 Preferred Units shall only be settled with a Share Settlement). If Holdco elects the Cash Settlement method with respect to such Class B Units, the Exchanging Member may retract its Exchange Notice with respect to such Class B Units by giving written notice (the “Retraction Notice”) to Holdco within two Business Days of delivery of such Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Exchanging Member’s, the Company’s, Holdco’s and Parent’ rights and obligations under this Section 11.01 with respect to the Exchange of such Class B Units arising from the relevant Exchange Notice (but shall not, for the avoidance of doubt, prevent any rights to Exchange such Class B Units pursuant to any subsequent Exchange Notice).
(c)    In the event a settlement of an Exchange will be effected by Share Settlement, an Exchanging Member shall be entitled to revoke its Exchange Notice or delay the consummation of an Exchange by giving notice to Holdco of such revocation or delay (i) in the case of an Exchange of Class B Units, for any reason within three Business Days after the date of the relevant Exchange Notice or (ii) in any case, at any time until the consummation of the Share Settlement if any of the following conditions exists: (A) to the extent that the shares of Parent Common Stock or Parent Series C Preferred Units are required to be registered under the Securities Act, (I) any registration statement pursuant to which the resale in a public distribution of the shares of Parent Common Stock or Parent Series C Preferred Units to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective, (II) Parent shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange and subsequent sale of shares or units received by the Member therein, (III) Parent shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its shares of Parent Common Stock or Parent Series C Preferred Units registered at or immediately following the consummation of the Exchange, (IV) any stop order relating to the registration statement pursuant to which the shares of Parent Common Stock or Parent Series C Preferred Units were to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the SEC or (V) Parent shall have failed to comply in all material respects with its obligations under the Investor Rights Agreement, and such failure shall have affected the ability of such Exchanging Member to consummate the resale of shares of Parent Common Stock or Parent Series C Preferred Units to be received upon such exchange pursuant to an effective registration statement, (B) Parent shall have disclosed to such Exchanging Member any material non-public information concerning Parent or its Subsidiaries, the receipt of which could reasonably be determined to result in such Exchanging Member being prohibited or restricted from selling shares of Parent Common Stock or Parent Series C Preferred Units at or immediately following the Exchange without disclosure of such information, and Parent does not permit such Exchanging Member to disclose such information, (C) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the shares of Parent Common Stock or Parent Series C Preferred Units are then traded, (D) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Exchange or (E) the Exchange Date would occur three Business Days or less prior to, or during, a Black-Out Period; provided further that in no event shall the Exchanging Member seeking to revoke its Exchange Notice or delay the consummation of such Exchange in reliance on any of the matters contemplated in clauses (A) through (D) above have controlled or materially influenced any facts, circumstances or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Parent) in order to provide such Exchanging Member with a basis for such delay or revocation. If an Exchanging Member delays the consummation of an Exchange (x)

pursuant to Section 11.01(c)(i), the Exchange Date shall occur on the date specified in such notice to Holdco of delay and (y) pursuant to Section 11.01(c)(ii), the Exchange Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or, in the case of clauses (x) and (y) of this sentence, such earlier day as Holdco and such Exchanging Member may agree in writing).
(d)    Unless the Exchanging Member timely has delivered a Retraction Notice as provided in Section 11.01(b) or has revoked an Exchange as provided in Section 11.01(c), on the Exchange Date (to be effective simultaneously and immediately prior to the close of business on the Exchange Date):
(i)    Parent shall deliver to Holdco for delivery to the Exchanging Member the number of shares of Parent Common Stock to be transferred to the Exchanging Member in such Exchange (in the case of a Share Settlement with respect to Class B Units), the number of shares of Parent Series C Preferred Units to be transferred to the Exchanging Member in such Exchange (in the case of a Share Settlement with respect to Series C-2 Preferred Units), or cash equal to the Exchanged Units Equivalent to paid to the Exchanging Member in such Exchange (in the case of a Cash Settlement), and, in each case, any other property and/or rights as such Member may be entitled to pursuant to Section 3.03;
(ii)    the Exchanging Member shall transfer and surrender the Exchanged Units (including the number of Parent Series B Preferred Units held in tandem with such Exchanged Units that are Class B Units) and surrender any certificates representing the Exchanged Units duly endorsed in blank, free and clear of all liens and Encumbrances, in each case, to Holdco, and, if the Units are then certificated, the Company shall issue to the Exchanging Member a certificate for a number and class of Units equal to the difference (if any) between the number of Units evidenced by the certificate surrendered by the Exchanging Member pursuant to this clause (ii), and the Exchanged Units;
(iii)    Holdco shall deliver to the Exchanging Member the shares of Parent Common Stock to be transferred to the Exchanging Member in such Exchange (in the case of a Share Settlement with respect to Class B Units), the shares of Parent Series C Preferred Units to be transferred to the Exchanging Member in such Exchange (in the case of a Share Settlement with respect to Series C-2 Preferred Units), cash equal to the Exchanged Units Equivalent to paid to the Exchanging Member in such Exchange (in the case of a Cash Settlement), and, in each case, any other property and/or rights as such Member may be entitled to pursuant to Section 3.03;
(iv)    (A) with respect to an Exchange effected by Share Settlement, Holdco shall acquire such Exchanged Units, which shall automatically be cancelled by the Company and converted into and become (I) with respect to such Exchanged Units that are Class B Units, one Class A Unit for each Class B Unit so exchanged (and Holdco shall be treated for all purposes of this Agreement as the owner of such Class A Units thereafter) and (II) with respect to such Exchanged Units that are Series C-2 Preferred Units, one Series C-1 Preferred Unit for each Series C-2 Preferred Unit so exchanged (and with the same Liquidation Value, Issue Date, Annual Accrual Date and Accrued Dividend as the Series C-2 Preferred Units so Exchanged (and Holdco shall be treated for all purposes of this Agreement as the owner of such Series C-1 Preferred Units thereafter)) and (B)

with respect to an Exchange effected by Cash Settlement, Holdco shall acquire such Exchanged Units, which shall automatically be canceled; and
(v)    the Parent Series B Preferred Units acquired in connection therewith shall be automatically canceled pursuant to the terms of Parent’s Charter.
(e)    The number of shares of Parent Common Stock, number of Parent Series C Preferred Units or the Exchanged Units Equivalent, as applicable, that an Exchanging Member is entitled to receive under Section 11.01(d) shall not be adjusted on account of any Distributions previously made with respect to the Exchanged Units or dividends previously paid with respect to such shares of Parent Common Stock or Parent Series C Preferred Units; provided, however, that if an Exchanging Member exercises its Exchange Right with respect to Exchanged Units and the Exchange Date occurs subsequent to the record date for any Distribution with respect to the Exchanged Units but prior to payment of such Distribution, the Exchanging Member shall be entitled to receive such Distribution with respect to the Exchanged Units on the date that it is made notwithstanding that the Exchanging Member transferred and surrendered the Exchanged Units to Holdco prior to such date (and shall similarly be entitled to receive any Tax Distributions otherwise payable to such Exchanging Member in accordance with Section 4.01(c) notwithstanding that the Exchanging Member transferred and surrendered the Exchanged Units to Holdco prior to the date such Tax Distributions are paid; provided that such Exchanging Member’s entitlement to such Tax Distributions for the portion of the applicable calendar quarter shall be determined using a daily proration method). Notwithstanding anything to the contrary contained herein, solely with respect to Exchanged Units that are Series C-2 Preferred Units, the Parent Series C Preferred Units received in connection with such an Exchange shall be required to have the same Conversion Price, and Liquidation Value as the Series C-2 Preferred Units exchanged therefor and shall be deemed to have the same Issue Date as such Exchanged Units and as a result the Annual Accrual Date and Accrued Dividend of such Parent Series C Preferred Units so received will be the same as the Series C-2 Preferred Units exchanged therefor.
(f)    In the event of a Change of Control Transaction, the Manager shall provide each Member at least 30 days prior written notice thereof and may elect, pursuant to a written notice given to the Members (other than the Parent Parties) at least 30 days prior to the consummation of a Change of Control Transaction, to require all, but not less than all, such Members to effect an Exchange with respect to all, but not less than all, of its Class B Units and Series C-2 Preferred Units (any such Exchange, a “COC Exchange”) which shall be effective immediately prior to the consummation of the Change of Control Transaction (but such Exchange shall be conditioned on the consummation of such Change of Control Transaction, and shall not be effective if such Change of Control Transaction is not consummated). In connection with a COC Exchange, such Exchange shall be settled (i) with respect to holders of Class B Units, with the identical consideration per Class B Unit (including if applicable the identical right to elect the form of consideration) that it would have received had it been exchanged in an Exchange that is settled in a Share Settlement immediately prior to such Change of Control Transaction and therefore held the Parent Common Stock (and other property, if any) into which it was then exchangeable in an Exchange that is settled in a Share Settlement and (ii) with respect to holders of Series C-2 Preferred Units, with the identical consideration per Series C-2 Preferred Unit on an as exchanged basis (including if applicable the identical right to elect the form of consideration) that it would have received had it been exchanged in an Exchange that is settled in a Share Settlement immediately prior to such Change of Control Transaction and therefore held the Parent Series C Units (and other property, if any) into which it was then exchangeable in an Exchange that is settled in a Share Settlement. Except as otherwise provided in this Section 11.01(f), an exercise of a COC Exchange shall be consummated pursuant to the same terms and conditions as an Exchange would be consummated, including the applicable terms of Section 11.01 (including Section 11.01(d)).
(g)    In the event that the Members other than the Parent Parties beneficially and collectively own less than 5% of the sum of the number of Class A Units and Class B Units (assuming the conversion of all Series C-2 Preferred Units to Class B Units in accordance with the terms and conditions of Annex A (assuming, for such purpose, that the Conversion Approval is received immediately prior to such determination)) outstanding at the Effective Time immediately after giving effect to the transactions contemplated by the Merger Agreement, Parent shall be entitled at its option to elect, pursuant to a written notice given to all, but not less than all, Members, to require all such Members to effect an Exchange with respect to all, but not less than all, of its Units for the Share Settlement to be effected on an Exchange Date set forth in such notice (but not more than 10 business days thereafter). Except as otherwise provided in this Section 11.01(g), an exercise of such Exchange shall be consummated pursuant to the same terms and conditions as an Exchange pursuant to Section 11.01(a) would be consummated, including the other applicable terms of Section 11.01 (including Section 11.01(d)).
(h)    In the event of a reclassification, reorganization, recapitalization, exchange, merger or other similar transaction as a result of which the shares of Parent Common Stock or Parent Series C Preferred Units are converted into another security or property or such holders receive any rights (by distribution, dividend or otherwise) to acquire any other property (e.g., a rights or “poison pill” plan), then in exercising its Exchange Right an Exchanging Member shall be entitled, in the case of an Exchange effected using the Share Settlement method, to receive the amount of such security or property or rights that the Exchanging Member would have received if such Exchange Right had been exercised and the Exchange Date had occurred immediately prior to the record date of such transaction. Further, except as otherwise addressed through the adjustments made pursuant to Section 3.02(g), Section 3.03 or this Section 11.01(h) (and for the avoidance of doubt, without duplication thereof), the one-to-one exchange rate between applicable Units and shares or units of Parent as set forth in the definition of Share Settlement (including, for the avoidance of doubt, for purposes of determining the Exchanged Units Equivalent with respect to such Exchanged Units) shall be equitably adjusted in the event of any stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange or other transaction at one of the Company or Parent that is not accompanied by a substantively identical transaction with respect to the corresponding Equity Securities to be exchanged (or, in the case of a Cash Settlement, the cash value of which is to be exchanged), in each case, to the extent necessary to maintain the economic equivalency (and, in the case of Share Settlement, voting equivalency) in the value surrendered for exchange and the value received.
(i)    Notwithstanding anything to the contrary contained herein, neither the Company nor Parent shall be obligated to effectuate an Exchange if such Exchange could (as determined in the reasonable discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant Section 7704 of the Code or successor provisions of the Code. Without limiting the foregoing, in the event the Manager determines, in its reasonable discretion that an Exchange could cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant Section 7704 of the Code or successor provisions of the Code, the Manager shall first notify REP of its determination and the Company, REP and the Manager shall use their reasonable good faith efforts to identify one or more practical solutions that would eliminate or minimize such risk in a manner that minimizes adverse impact on the potential Exchange and the Exchange procedures set forth therein, prior to imposing restrictions upon or failing to effectuate an Exchange.
(j)    Each Exchanging Member shall bear, without a right to reimbursement from any Parent Party or the Company, its costs and expenses incurred in connection with the exercise of its rights pursuant to Article XI. The Company shall bear, without a right to reimbursement from any Member, its costs and expenses incurred in connection with the exercise of rights pursuant to Article XI. Notwithstanding the foregoing the Company shall pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Parent Common Stock or Parent Series C Preferred Units or other securities or property upon any Exchange or issuance of Parent Series B Preferred Units pursuant to Annex A; provided, however, that the Company shall not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Parent Common Stock, Parent Series B Preferred Units, Parent Series C Preferred Units or other securities or property in a name other than that of the Member holding the Units in the Company to be Exchanged and the Member shall be responsible for any such tax.
(k)    The parties hereto acknowledge and agree that an Exchange pursuant to this Article XI, is intended to be treated as an exchange between Holdco and the applicable Member (or such Member’s beneficial owner, as applicable) for U.S. federal (and applicable state and local) income tax purposes and no party shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.
SECTION 11.02.    Reservation; Investor Rights Agreement. (a) At all times Parent shall reserve and keep available out of its authorized but unissued shares of Parent Common Stock and Parent Series C Preferred Units solely for the purpose of issuance upon an Exchange such number of shares of Parent Common Stock and Parent Series C Preferred Units as shall be issuable upon any such Exchange that is a Share Settlement (including, in the case of Parent Common Stock, such number as shall be sufficient after giving effect to the conversion of all Series C Preferred Units pursuant to Annex A); provided, however, that nothing contained herein shall be construed to preclude either Parent or Holdco from satisfying its obligations in respect of any such Exchange by delivery of purchased shares of Parent Common Stock or Parent Series C Preferred Units (which may or may not be held in the treasury of Parent) or the delivery of cash pursuant to a Cash Settlement. In addition, at all times Parent shall reserve and keep available out of its authorized but unissued Parent Series B Preferred Units solely for the purpose of issuance in the conversion of Series C-2 Preferred Units into Class B Units (together with a corresponding number of Parent Series B Preferred Units) in accordance with the terms and conditions of Annex A. Parent covenants that all shares of Parent Common Stock and Parent Series C Preferred Units issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable, and free and clear of all liens and Encumbrances (other than pursuant to this Agreement, the Investor Rights Agreement, the Shareholders Agreements and securities laws, if applicable). The Company covenants that all Class B Units and Parent covenants that all Parent Series B Preferred Units issued in accordance with the terms and conditions of Annex A will, upon issuance, be validly issued, fully paid and non-assessable, free and clear of all liens and Encumbrances (other than pursuant to this Agreement, the Investor Rights Agreement, the Shareholders Agreements and securities laws, if applicable). Parent shall (i) list the Parent Common Stock required to be delivered upon any such Exchange, and following the first anniversary of the Closing, any Parent Series C Preferred Units required to be so delivered, in each case prior to such delivery, with NASDAQ (or, if such shares are not then listed on the NASDAQ, then on any other securities exchange or national quotation system on which similar securities issued by Parent are listed or quoted), (ii) deliver in an Exchange Parent Common Stock and, following the first anniversary of the Closing, Parent Series C Preferred Units that have been registered under the Securities Act to the extent a registration statement is effective and available for such shares (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws) and (iii) cause to be taken such reasonable actions to cause any acquisitions or dispositions by any individual who is or who, prior to the applicable acquisition or disposition, or shall become subject to the reporting requirements of Section 16(a) of the Exchange Act of Parent Common Stock and Parent Series C Preferred Units delivered in any Exchange to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law. The terms of this Article XI shall be interpreted and applied in a manner consistent with the corresponding terms of Parent’s Charter and, to the extent applicable, the Investor Rights Agreement.
(b)    Each Member acknowledges that the shares of Parent Common Stock and Parent Series C Preferred Units delivered in a Share Settlement will not be registered under the Securities Act except to the extent otherwise provided pursuant to the Investor Rights Agreement. Such shares of Parent Common Stock and Parent Series C Preferred Units accordingly may not be Transferred except in compliance with the Securities Act, applicable state securities laws and the Investor Rights Agreement, including Section 3.03 thereof, and shall be subject in all respects thereto.
SECTION 11.03.    Effect of Exercise of Exchange Right. This Agreement shall continue in accordance with, and subject to, its terms notwithstanding the consummation of an Exchange and all governance or other rights set forth herein shall be exercised by the remaining Members and the Exchanging Member (to the extent of such Exchanging Member’s remaining Company Interests). No Exchange shall relieve such Exchanging Member of any prior breach of this Agreement.
SECTION 11.04.    Mandatory Exchanges. The Manager, with the consent of REP (not to be unreasonably withheld, conditioned or delayed), shall have the authority to cause mandatory exchanges with respect to the Members holding less than 0.3% of Units (determined on an as-converted to Class B Unit basis with respect to Series C Preferred Units) in order to cause the Company to have no more than 100 “partners” if at any time (a) the Company has more than 100 “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) and (b) there are not binding agreements by and among Members and the Company or its assignees to sell interests in a manner that will not cause the Company to be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code that would cause the Company to have 100 or fewer “partners”, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), upon the consummation of the transactions contemplated by such agreements (including, agreements to tender Units to the Company or one or more purchasers approved by the Company); provided that to the extent additional Units of the Company are issued after the Closing (other than to Parent, Holdco or a wholly-owned subsidiary of Parent), the Manager will cause mandatory exchanges with respect to such additional Units prior to causing mandatory exchanges with respect to any of the Units issued at Closing, unless it receives the approval of the Majority of Class B and Series C-2 Preferred.
ARTICLE XII

Admission of Members
SECTION 12.01.    Substituted Members. Subject to the terms of Article X hereof, in connection with the Permitted Transfer of a Unit, the Transferee shall be admitted as a substituted member of the Company (“Substituted Member”) on the effective date of such Permitted Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer.
SECTION 12.02.    Additional Members. Subject to the terms of Article X hereof, any Person (other than the Members as of the Effective Time) may be admitted as an additional member of the Company (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) counterparts of the Joinder and, to the extent required pursuant to their terms, counterparts to the Investor Rights Agreement and the Shareholders Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate to effect same in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied.
ARTICLE XIII

Resignation
SECTION 13.01.    Resignation of Members. No Member shall have the power or right to resign as a member of the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Upon or after the dissolution and winding up of the Company, a Member may resign as a member of the Company solely with the prior written consent of the Manager. The attempt by any Member to resign as a member of the Company upon or following the dissolution and winding up of the Company pursuant to Article XIV without the prior written consent of the Manager, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be deemed to have breached this Agreement and shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member as a member of the Company. Upon a Transfer or an Exchange of all of a Member’s Units in a Transfer or Exchange in accordance with the terms of this Agreement, including the terms of Section 10.05, such Member shall cease to be a Member.
ARTICLE XIV

Dissolution and Liquidation

SECTION 14.01.    Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events:
(a)    the decision of the Manager together with the approval of the Majority of Class B and Series C-2 Preferred to dissolve the Company;
(b)    a dissolution of the Company under Section 18-801(4) of the Delaware Act; or
(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.
Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the resignation or attempted resignation of a Member. Notwithstanding any other term of this Agreement, (i) an Event of Withdrawal shall not cause the relevant Member to cease to be a member of the Company and upon the occurrence of such event, the Company shall continue without dissolution and (ii) each of the Members waives any right it may have to agree in writing to dissolve the Company upon an Event of Withdrawal.
SECTION 14.02.    Liquidation and Termination. On liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, the Manager shall act as the liquidating trustee or may appoint one or more Persons to act as the liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation, winding-up or dissolution shall be borne as a Company expense. Until final distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Manager. Subject to the Delaware Act, the steps to be accomplished by the liquidating trustee are as follows:
(a)    as promptly as possible after dissolution and again after final liquidation, winding-up or dissolution, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution or winding-up occurs or the final liquidation is completed, as applicable;
(b)    the liquidating trustee shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine):
(i)    first, all expenses incurred in liquidation of the Company;
(ii)    second, all of the debts, liabilities and obligations owed to creditors of the Company, other than Members;
(iii)    third, to each Member that holds Series C Preferred Units, the aggregate amount payable in respect of each such Unit payable upon liquidation pursuant to Section 3 of Annex A (pro rata based on the number of Series C Preferred Units held by such Members); and
(iv)    fourth, all of the other debts and liabilities owed to the Members; and
(c)    all remaining assets of the Company shall be distributed to the Members in accordance with Article IV (disregarding all Series C Preferred Units) by the end of the Taxable Year during which the final liquidation of the Company occurs (or, if later, by 90 days after the date of the final liquidation). The distribution of cash and property to the Members in accordance with the terms of this Section 14.02 and Section 14.03 constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.
SECTION 14.03.    Deferment; Distribution in Kind. Notwithstanding the terms of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in the liquidating trustee’s sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidating trustee may, in the liquidating trustee’s sole discretion, distribute to the Members, in lieu of cash, (a) all or any portion of such remaining Company assets in-kind in accordance with the terms of Section 14.02(b)(iii) and Section 14.02(c), (b) as tenants in common and in accordance with the terms of Section 14.02(b)(iii) and Section 14.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (i) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable and (ii) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidating trustee shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.
SECTION 14.04.    Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager shall file or cause to be filed a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.
SECTION 14.05.    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

SECTION 14.06.    Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).
ARTICLE XV

Valuation
SECTION 15.01.    Definition. “Fair Market Value” of a specific asset, property or equity interest will mean the amount which the Company (or other applicable owner of such asset, property or equity interest) would receive in an all-cash sale of such asset, property or equity interest in an arms-length transaction with a willing, unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); provided, that, no determination of Fair Market Value shall give effect or take into account any “minority discount”, “lack on control” or “liquidity discount” (or any similar discount arising out of the fact that the Units are restricted or are not registered with the SEC, publicly traded or listed on a securities exchange).
SECTION 15.02.    Determination; Dispute Resolution. The Fair Market Value shall initially be determined by the Manager (or, if pursuant to Section 14.02, the liquidating trustee) in its good faith judgment using all factors, information and data it deems to be pertinent; provided that, if any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the methodology and assumptions described in Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within 30 days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two Appraisers, and such third Appraiser shall determine the Fair Market Value of such asset or the Company (as applicable) within 30 days of its appointment as an Appraiser; provided that such Appraiser shall not determine the Fair Market Value of such asset or the Company (as applicable) to be lower or higher than the determinations made by the original two Appraisers. If the Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the average of the values determined by the Appraisers shall be the Fair Market Value. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI

General Provisions
SECTION 16.01.    Power of Attorney. (a) Each Member, other than a Member that (x) is party to a Shareholder Agreement or (y) otherwise granted a valid power of attorney to the Manager (each, an “Excluded POA Member”) hereby constitutes and appoints the Manager (or the liquidating trustee, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to the same extent and with the same effect as such Member would or could do under applicable Law, to:
(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager reasonably deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property, (B) all instruments which the Manager reasonably deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (C) all conveyances and other instruments or documents which the Manager reasonably deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation and (D) all instruments required to effect the admission, resignation or substitution of any Member pursuant to Article XII or XIII; and
(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder and approved consistent with the terms of this Agreement, and, in the reasonable judgment of the Manager, necessary or appropriate to effectuate the terms of this Agreement.
(b)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, permitted assigns and personal representatives.
(c)    Each Excluded POA Member, if directed by the Manager, shall sign, execute, swear to and acknowledge, and file and record, as applicable, (i) this Agreement and all amendments hereto and (ii) all ballots, consents, approvals, waivers, certificates and other instruments, but only if and to the extent that the Manager would have the power and authority, pursuant to Section 16.01(a) on behalf of a Member that is not an Excluded POA Member, to take such action which it has so directed such Excluded POA Member to take.
SECTION 16.02.    Confidentiality. (a) The Members and their respective Affiliates shall, and shall direct their respective Representatives to, (i) hold confidential and not disclose, without the prior written approval of Parent, all confidential or proprietary written, recorded or oral information or data

(including research, developmental, technical, marketing, sales, financial, operating, performance, cost, business and process information or data, knowhow and computer programming and other software techniques) provided by or on behalf of Parent or any of its Subsidiaries to the Members or their respective Affiliates or Representatives, whether such confidentiality or proprietary status is indicated orally or in writing or if such Member should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purpose of performing its obligations hereunder, managing and monitoring such Member’s investment in Parent, the Company and its Subsidiaries and carrying on the business of Parent, the Company and its Subsidiaries; provided that the Members and their respective Affiliates and Representatives may disclose or use such Confidential Information (x) in their capacity as directors, officers or employees of Parent, the Company or its Subsidiaries, (y) to each other, in their capacities as such and, with respective to Representatives that are attorneys, accountants, consultants and other professional advisors, to the extent necessary to their services in connection with monitoring its investment in Parent, the Company and its Subsidiaries, to any affiliate of such Member and their respective directors, employees, consultants and other Representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to customary confidentiality and non-disclosure obligations) or (z) as may be necessary in connection with such Member’s enforcement of its rights in connection with this Agreement. Each Member acknowledges and agrees that it shall be liable for any breach of the terms of this Section 16.02 applicable to Affiliates and Representatives by its Affiliates and Representatives (solely to the extent that such Representative received the applicable Confidential Information from such Member or such Member’s other Affiliates or Representatives at the direction of such Member), except with respect to an Affiliate or Representative who enters into or has entered into a confidentiality agreement with Parent with respect to the subject matter of this Section 16.02.
(b)    Notwithstanding the foregoing, the confidentiality and non-use obligations of Section 16.02(a) will not apply to Confidential Information:
(i)    which any Member or any of its Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, such as the NASDAQ); provided that, where and to the extent legally permitted and reasonably practicable, such Member shall (A) give Parent reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperate with Parent, at Parent’s sole cost and expense, in attempting to obtain such protective measures;
(ii)    which becomes available to the public other than as a result of a breach of Section 16.02;
(iii)    which can be demonstrated has been independently developed by such Member without use of or reliance upon Confidential Information; or
(iv)    which has been provided to any Member or any of its Representatives by a Person (other than a Member or a Parent Party or their respective Affiliates) who is not known after reasonable inquiry to be subject to confidentiality obligations to Parent or any of its Affiliates.

SECTION 16.03.    Amendments. (a) Except as otherwise expressly provided by this Agreement, any amendment or modification of this Agreement shall require the affirmative consent or approval of the Manager and the Majority of Class B and Series C-2 Preferred; provided, however, that any such amendment (including to this Section 16.03) that: (i) changes the rights, powers, or duties of the Member(s) holding a class or series of Units in a manner disproportionate to any other holders of Units (or class or series thereof) so as to affect such rights, powers or duties adversely in any material respect shall also require the affirmative consent or approval of such Member or Members holding a majority of the outstanding Units of such affected class or series, (ii) changes to this Section 16.03 shall also require the affirmative consent or approval of each Member, (iii) changes to the rights, powers or duties of such Member under Section 3.01(f), Section 3.02, Article IV, Section 5.05, Section 6.08, Section 6.09, Section 7.01, Section 9.02, Section 9.04, Section 10.02, Article XI and Article XIV as to affect the rights, powers or duties adversely of any Person in any material respect shall also require the affirmative consent or approval of such Person; and (iv) changes to any provision that expressly requires the approval, consent or action of any Person or the holders of class(es) or series of Units shall also require such affirmative consent or approval of the applicable Person or holders of such class(es) or series of Units by the same vote or approval required of such Person or of such holders by such provision.
(b)    Notwithstanding the foregoing, the Manager may amend or modify any term of this Agreement or the Schedules of Members pursuant to Sections 3.01(d), 3.02(f) and 6.01(c) (in the case of Section 6.01(c), solely in connection with (i) the sale, lease, transfer, exchange or other disposition of all or substantially all of the assets of the Company to a third party and not an Affiliate of Parent or the Company or (ii) a merger, consolidation, reorganization or other combination of the Company with or into another entity that is a third party and not an Affiliate of Parent or the Company) without further act, vote, approval or consent of the Members or any other Person notwithstanding any other term of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, so long as such amendment or modification does not change the powers, preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions, of the Members in respect of a class or series of Units so as to affect such powers, preferences, rights, qualifications, limitations or restrictions adversely in any material respect.
(c)    Parent agrees that it shall not amend or otherwise modify the terms of the Parent Series C Preferred Units without the approval of the holders of a majority of the Parent Series C Preferred Units and Series C-2 Preferred Units (determined on as exchanged for Parent Series C Preferred Unit basis), voting or otherwise approving together as a single class.
SECTION 16.04.    Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

SECTION 16.05.    Addresses and Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when transmitted (except if not a Business Day, then the next Business Day) via email (to such email address set out below) and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested), or delivered prepaid to a reputable national overnight air courier service on or before the date that is one Business Day after its transmission by email and (c) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16.05):
If to the Company:
Clue Opco LLC
3200 Olympus Boulevard, Suite 300
Dallas, Texas 75019
Attention: Michael Hance
E-mail: MHance@forwardair.com
with a copy (which copy shall not constitute notice) to:

Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, New York 10001
Attn: Thomas E. Dunn; Matthew L. Ploszek
E-mail: TDunn@cravath.com; MPloszek@cravath.com
If to any Parent Party:
Forward Air Corporation
3200 Olympus Boulevard, Suite 300
Dallas, Texas 75019
Attention: Michael Hance
E-mail: MHance@forwardair.com
with a copy (which copy shall not constitute notice) to:

Cravath, Swaine & Moore LLP
375 Ninth Avenue
New York, New York 10001
Attn: Thomas E. Dunn; Matthew L. Ploszek
E-mail: TDunn@cravath.com; MPloszek@cravath.com
If to any other Member: to the address or addresses specified on its signature page hereto.

SECTION 16.06.    Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
SECTION 16.07.    Creditors. To the fullest extent permitted by applicable Law, none of the terms of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.
SECTION 16.08.    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.
SECTION 16.09.    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.
SECTION 16.10.    Applicable Law; WAIVER OF JURY TRIAL; Enforcement. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above‑named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above‑named courts and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 16.05 shall be effective service of process for any such action (without limiting other means).

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 16.10(b).
(c)    The parties agree that the parties would be irreparably damaged if any term of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.
SECTION 16.11.    Severability. If any term of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purpose of this Agreement is fulfilled to the fullest extent possible.
SECTION 16.12.    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.
SECTION 16.13.    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
SECTION 16.14.    Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment.
SECTION 16.15.    Effectiveness. The Existing Agreement Term Sheet became effective as of the Closing (the “Effective Time”) and this Agreement shall replace and supersede the Existing Agreement Term Sheet for all purposes thereunder and hereunder, with retroactive effect, from and after the Effective Time.
SECTION 16.16.    Entire Agreement. This Agreement and the other Transaction Agreements defined in the Merger Agreement (excluding, for the avoidance of doubt, the exhibits to the Merger Agreement), embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Annex A is a part of this Agreement and hereby incorporated herein as fully as if set forth herein in its entirety (and, for the avoidance of doubt, capitalized terms used in this Agreement and not defined herein but defined in Annex A shall have the meanings ascribed to such terms in Annex A).
SECTION 16.17.    Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any term of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any term of this Agreement and to exercise all other rights granted by Law.
SECTION 16.18.    Descriptive Headings; Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” when used in a list of two or more items, means “and/or” and may indicate any combination of the items. Unless the context requires otherwise (a) any definition of or reference to any contract, instrument or other document or any Law herein shall be construed as referring to such contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, this Agreement, (e) references to dollars or “$” refer to the lawful currency of the United States, (f) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (g) all definitions are equally applicable to (i) the singular and plural, (ii) the active and passive and (iii) for defined terms that are nouns, the verified forms of the terms defined. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
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The undersigned hereby agree to be bound by all of the terms and provisions of the Amended and Restated Limited Liability Company Agreement of Clue Opco LLC as of the date first set forth above.
As a Member and Parent (as Manager)

Forward Air Corporation
By:	/s/ Michael Hance
Name: Michael Hance
Title: CLO and Secretary

As a Member

Clue Parent Merger Sub LLC
By:	/s/ Michael Hance
Name: Michael Hance
Title: CLO and Secretary

As a Member and Holdco

Central State Logistics, Inc.
By:	/s/ Michael Hance
Name: Michael Hance
Title: CLO and Secretary
[Signature page to the Amended and Restated Limited Liability Company Agreement]

As a Member

[●]
By:
Name:
Title:

Address For Purposes of Notices:
[●] Attention: E-mail:

[Signature page to the Amended and Restated Limited Liability Company Agreement]

Exhibit A
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT, dated as of [●] (this “Joinder”), is delivered pursuant to that certain Amended and Restated Limited Liability Company Agreement of Clue Opco LLC entered into effective as of September 9, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of Clue Opco LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.
1.    Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to Parent, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof. The undersigned consents and agrees that its signature page hereto may be appended to the LLC Agreement as the undersigned’s signature thereto.
2.    Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.
3.    Address. All notices under the LLC Agreement to the undersigned shall be directed to:
[Name] [Address]
[City, State, Zip Code]
Attn:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]
By:
Name:
Title:

Accepted and agreed as of the date first set forth above:
CLUE OPCO LLC
By:	Forward Air Corporation, its manager
By:
Name:
Title:

Exhibit B
Officers (as of September 9, 2026)
Shawn Stewart, President & CEO
Jamie G. Pierson, CFO
Michael L. Hance, CLO & Secretary
James Faught, Chief Accounting Officer
Anthony Carreno, SVP of Treasury and Investor Relations

Annex A
Series C Standard Provisions for Series C Preferred Units
The provisions respecting the Series C Preferred Units from the Existing Agreement Term Sheet are hereby incorporated herein mutatis mutandis.